SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CORVEL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Thursday, August 4, 2022

To the Stockholders of CorVel Corporation:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders of CorVel Corporation (the “Company,” “we,” “us,” and “our”) to be held on Thursday, August 4, 2022, at 9:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting will be held at our principal executive offices at 5128 Apache Plume Road, Suite 400, Fort Worth, Texas 76109. The attached notice and proxy statement (“Proxy Statement”) describe the formal business to be transacted at the Annual Meeting or any adjournment or postponement thereof.

We are furnishing proxy materials to our stockholders over the Internet. You may read, print, and download our proxy statement and our Annual Report on Form 10-K for the fiscal year ended March 31, 2022 at https://materials.proxyvote.com/221006. On June 24, 2022 we mailed our stockholders a notice containing instructions on how to access these materials and vote their shares. The notice provides instructions regarding how you may request a paper copy of these materials by mail, telephone or email. If you requested your materials via email, you should have received an email containing voting instructions and links to the materials on the Internet.

The accompanying Proxy Statement provides information regarding the following matters we are asking you to consider and vote upon at the Annual Meeting:

1.

the election of the six directors named in the attached proxy statement, each to serve until the 2023 annual meeting of our stockholders or until his or her successor has been duly elected and qualified;

2.	the ratification of the appointment of Haskell & White LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2023;

3.

a stockholder proposal requesting that the Board of Directors prepare a report by January 2023 on steps the Company is taking to enhance board diversity and detailing board strategies to reflect the diversity of the Company’s workforce, community and customers; and

4.	the transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors of the Company (the “Board”) has set June 10, 2022 as the record date for the Annual Meeting. Only stockholders of record of our Common Stock as of the close of business on that date will be able to attend, vote and submit questions during the Annual Meeting.

The Board has determined that the matters to be considered at the Annual Meeting are in the best interests of the Company and its stockholders. For the reasons set forth in the Proxy Statement, the Board unanimously recommends a vote “FOR” Proposals One and Two and “AGAINST” Proposal Three.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail, and the additional information in the accompanying Proxy Statement. If you requested to receive printed proxy materials, you may also refer to the instructions on the proxy card enclosed with those materials.

On behalf of the Board, and the officers and employees of the Company, I would like to take this opportunity to thank you for your continued support.

By order of the Board of Directors,

RICHARD J. SCHWEPPE

Secretary

Fort Worth, Texas

June 24, 2022

CORVEL CORPORATION

PROXY STATEMENT

FOR THE

2022 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This proxy statement (this “Proxy Statement”) is being furnished to the stockholders of CorVel Corporation, a Delaware corporation (the “Company,” “we,” “us,” and “our”) on behalf of the Board of Directors of the Company (the “Board”) in connection with the solicitation of proxies for use at the 2022 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Thursday, August 4, 2022, at 9:00 a.m. Central Time, and at any adjournment or postponement thereof. The Annual Meeting will be held at our principle executive offices located at 5128 Apache Plume Road, Suite 400, Fort Worth, Texas 76109.

Notice of Internet Availability of Proxy Materials

Pursuant to the Securities and Exchange Commission’s (the “SEC”) “notice and access” rules, which allow companies to furnish their proxy materials over the Internet, have elected to furnish our proxy materials, including this Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended March 31, 2022 (our “2022 Annual Report”), primarily via the Internet. Accordingly, on or about June 24, 2022, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), which contains instructions on how to access our proxy materials on the Internet, how to vote upon the proposals to be voted upon at the Annual Meeting, and how to request paper copies of this Proxy Statement and our 2022 Annual Report. Stockholders may request to receive all future proxy materials from us in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of proxy materials on the Internet to help reduce the environmental impact of our Annual Meeting.

You may read, print and download the proxy materials at https://materials.proxyvote.com/221006.

QUESTIONS AND ANSWERS REGARDING THE  ANNUAL MEETING

Please carefully review the following, which is intended to provide general information about the Annual Meeting, including the date and time of the Annual Meeting, the quorum requirement, the proposals to be voted upon, the methods available for voting your shares, and the votes required to adopt the proposals. This information is also intended to provide you with the specific information that is required to be provided under the rules and regulations of the SEC. If you have questions about the information provided, or would like to request additional information about the Annual Meeting or the proposals to be voted upon, refer to the section entitled “Whom should I contact with other questions?” below.

Why did I receive these materials?

The Board is soliciting your proxy to vote at the Annual Meeting, or at any postponement or adjournment thereof. Stockholders who held shares of our Common Stock as of the close of business on the record date, June 10, 2022 (the “Record Date”), are entitled to notice of and vote at the Annual Meeting. You should review the proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information regarding the Company.

Who can vote at the Annual Meeting?

Only our stockholders at the close of business on the Record Date will be entitled to attend and vote at the Annual Meeting and any adjournment or postponement thereof. A list of the stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive office and at our Annual Meeting.

Holders of Record – If, on the Record Date, your shares were registered directly in your name with our transfer agent, ComputerShare Investor Services, then you are a “holder of record.” As a holder of record, you may vote at the Annual Meeting, or you may vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares using one of the voting methods described in this Proxy Statement and the Notice. If you are a holder of record and you indicate when voting that you wish to vote as recommended by the Board, or if you submit a vote by proxy without giving specific voting instructions, then the proxyholders will vote your shares as recommended by the Board on all matters described in this Proxy Statement. Richard J. Schweppe and Sharon O’Connor are the designated proxyholders.

Beneficial Owners – If, on the Record Date, your shares were held in an account at a bank, broker, dealer, or other nominee, then you are the “beneficial owner” of shares held in “street name” and this Proxy Statement is being made available to you by that nominee. The nominee holding your account is considered the holder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your nominee on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, if you are not the holder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid legal proxy or obtain a control number from your bank, broker, dealer or other nominee. Please contact your nominee directly for additional information.

What are the voting rights of the holders of our Common Stock?

As of the Record Date, we had 17,547,519 shares of Common Stock outstanding and approximately 803 holders of record according to information provided by our transfer agent. Holders of shares of our Common Stock are each entitled to one vote per share on any matter that is submitted for stockholder approval. As of the Record Date, we had no shares of preferred stock outstanding. Cumulative voting is not permitted with respect to the election of directors.

What constitutes a quorum for the Annual Meeting?

The presence at the Annual Meeting, or by proxy, of the holders of a majority of the outstanding shares of our Common Stock entitled to vote as of the Record Date will constitute a quorum, permitting business to be conducted at the Annual Meeting. As of the Record Date, there were an aggregate of 17,547,519 shares of Common Stock outstanding, all of which are entitled to be voted at the Annual Meeting.

The inspector of election for the Annual Meeting shall determine the number of shares of Common Stock represented at the Annual Meeting, the existence of a quorum and the validity and effect of proxies, and shall count and tabulate ballots and votes and determine the results thereof. Proxies received but marked as abstentions, as well as broker non-votes, will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of determining a quorum. For additional information regarding broker non-votes, refer to the section entitled “What is the effect of broker non-votes on the proposals?” below.

What proposals am I being asked to vote upon at the Annual Meeting?

At the Annual Meeting, stockholders will act upon the following proposals:

1.	to elect six directors, each to serve until the 2023 annual meeting of stockholders (our “2023 Annual Meeting”) or until his or her successor has been duly elected and qualified;

2.	to ratify the appointment of Haskell & White LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2023;

3.

a stockholder proposal requesting that the Board of Directors prepare a report by January 2023 on steps the Company is taking to enhance board diversity and detailing board strategies to reflect the diversity of the Company’s workforce, community, and customers (the “Stockholder Proposal”); and

4.	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponements thereof.

The Board unanimously recommends a vote “FOR” Proposals One and Two and “AGAINST” Proposal Three.

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions, but do not direct how your shares should be voted on each item, the persons named as proxyholders will vote (1) “FOR” the election of the director nominees named in this Proxy Statement; (2) “FOR” the ratification of the selection of Haskell & White LLP; (3) “AGAINST” the Stockholder Proposal; and (4) in accordance with the recommendation of the Board, “FOR” or “AGAINST” all other matters as may properly come before the Annual Meeting. In the event a stockholder specifies a different choice by means of the enclosed proxy, such shares will be voted in accordance with the specification made.

What are the voting requirements to approve each of the proposals?

The voting requirements to approve each of the proposals to be voted upon at the Annual Meeting, as well as the effects of withheld votes, votes against, abstentions and broker non-votes on each of the proposals, are as follows:

Proposal One: The election of each of our director nominees requires a plurality of the votes cast by the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote thereon. This means that the six nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Stockholders may vote “FOR,” or “WITHHOLD” with respect to this Proposal One. A “WITHHOLD” vote with respect to a director nominee will not count as a vote cast for that or any other nominee, and thus will have no effect on the outcome of the vote on this proposal.

Proposal Two: The ratification of Haskell & White LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2023 (“fiscal year 2023”) requires the affirmative vote of a majority of the outstanding shares present virtually or represented by proxy and entitled to vote on the proposal at the Annual Meeting. Stockholders may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to this Proposal Two. Abstentions will have the same effect as a vote “AGAINST” this proposal.

Proposal Three: Requires the affirmative vote of the holders of our Common Stock representing a majority of the voting power present or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the Stockholder Proposal requiring the Board of Directors to prepare a report regarding the Company’s diversity. An “ABSTAIN” vote will be included in the total number of shares present and entitled to vote upon this proposal, and will have the same effect as a vote “AGAINST” this proposal.

What is the effect of broker non-votes on the proposals?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the bank, broker, dealer or other nominee holding the shares as to how to vote on matters that are deemed to be “non-routine” under applicable rules. Generally speaking, the beneficial owner of the shares is entitled to give voting instructions to the bank, broker, dealer or other nominee holding the shares, and the nominee will vote those shares in accordance with the instructions. If the beneficial owner does not provide voting instructions, the bank, broker, dealer or other nominee can still vote the shares with respect to matters that are considered to be “routine,” but cannot vote the shares with respect to matters that are considered “non-routine.” In the event that a bank, broker, dealer or other nominee votes shares on the “routine” matters, but is not provided with voting instructions with respect to the “non-routine” matters, those shares will be treated as broker non-votes with respect to the “non-routine” matters.

Proposal One is considered to be a “non-routine” matter under applicable rules. Accordingly, any shares held in “street name” through a bank, broker, dealer or other nominee will not be voted on Proposal One unless the beneficial owner affirmatively provides the nominee instructions for how to vote. Broker non-votes will not affect the outcome of the vote on Proposal One since the proposal will be determined by a plurality of the voting power of the outstanding shares of our Common Stock present or represented by proxy and entitled to vote on the election of directors at the Annual Meeting.

Proposal Two is considered to be a “routine” matter under applicable rules. Accordingly, any shares held in “street name” through a bank, broker, dealer or other nominee may be voted by the nominee on Proposal Two even if the beneficial owner does not provide the nominee with instructions for how to vote. Because a bank, broker, dealer or other nominee may generally vote without instructions on this proposal, we do not expect any broker non-votes to result for this proposal.

Proposal Three is considered to be a “non-routine” matter under applicable rules. Accordingly, any shares held in “street name” through a bank, broker, dealer or other nominee will not be voted on Proposal Three unless the beneficial owner affirmatively provides the nominee instructions for how to vote. Broker non-votes will not count as votes cast on this proposal, and will have no effect on the outcome of the vote upon this proposal.

How do I vote?

If you are a stockholder of record, you can vote your shares using any of the following methods:

By Internet	By Toll-Free Telephone	By Mail	In Person at the Annual Meeting
You may vote via the Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern time on Wednesday, August 3, 2022 (please have the Notice in hand when you visit the website).	You may vote by phone at 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m. Eastern time on Wednesday, August 3, 2022 (please have the Notice in hand when you call).	If you requested a paper copy of this Proxy Statement, you may vote by completing and mailing the proxy card provided with this Proxy Statement in the postage-paid envelope we have provided, or return it to Vote Processing c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.	You may vote during the Annual Meeting using the ballot we provide.

If you are a “beneficial owner” (that is, if you hold your shares in “street name” through a bank, broker, dealer or other nominee), you may vote in accordance with the voting instruction form provided by your bank, broker, dealer or other nominee. The availability of Internet or telephone voting will depend upon your nominee’s voting process. If you wish to vote during the Annual Meeting, you must first obtain a proxy from your bank, broker, dealer or other nominee authorizing you to vote.

Can I change my vote?

Yes, you may change your vote at any time before the polls are closed at the Annual Meeting. The giving of a proxy does not eliminate the right to vote during the Annual Meeting. Stockholders have the right to revoke their proxy at any time prior to the exercise of that proxy by following the instructions below.

Holders of Record – If you are a “holder of record,” you may change your vote by (i) voting again via the Internet or telephone (ii) providing written notice of revocation to CorVel Corporation, 5128 Apache Plume Road, Suite 400, Fort Worth, Texas 76109, Attention: Corporate Secretary, (ii) executing a subsequent proxy using any of the voting methods discussed above (subject to the deadlines for voting with respect to each method), or (iii) attending the Annual Meeting and voting in person by ballot. However, simply attending the Annual Meeting will not, by itself, revoke your proxy.

Beneficial Owners – If you are a “beneficial owner” of your shares and you have instructed your nominee to vote your shares, you may change your vote by following the directions received from your nominee to change those voting instructions, or by attending and voting at the Annual meeting, which can be accomplished as described above.

Subject to any revocation, all shares represented by properly executed proxies will be voted in accordance with the instructions on the applicable proxy, or, if no instructions are given, in accordance with the recommendations of the Board as described above.

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, we are not aware of any business to be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. If, however, other matters are properly presented at the Annual Meeting, the persons named as proxies will vote in accordance with their discretion with respect to those matters.

When will the results of the vote be announced?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

Who pays for costs relating to the Proxy Materials and Annual Meeting?

The costs of preparing, assembling and mailing the Proxy Materials, along with the cost of posting the Proxy Materials on a website, are to be borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in so doing.

What is the deadline for submitting a stockholder proposal or director nomination for the 2023 Annual Meeting?

Stockholders wishing to make a director nomination, or bring another proposal, before the 2023 Annual Meeting (but not include it in our proxy materials for the meeting) must provide written notice of such proposal to the Secretary at our principal executive offices at 5128 Apache Plume Road, Suite 400, Fort Worth, Texas 76109, Attention: Corporate Secretary. Such proposals must be received no later than the close of business on May 6, 2023. If a stockholder proposal is received after May 10, 2023, our proxyholders will use their discretionary voting authority to vote the shares they represent as the Board may recommend. Any stockholder proposal or director nomination must comply with the other provisions of the Amended and Restated Bylaws of the Company (the “Bylaws”) and be submitted in writing to the Corporate Secretary at our principal executive offices.

Stockholder proposals pursuant to SEC Rule 14a-8 for inclusion in our proxy statement and form of proxy for our 2023 Annual Meeting must be received at our principal executive offices and must be submitted no later than the close of business on February 24, 2023.

In addition, stockholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must provide notice in compliance with the universal proxy rules that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no later than June 5, 2023, assuming we do not change the date of the 2023 Annual Meeting by more than 30 days from the anniversary of the Annual Meeting. If we change the date of the meeting by more than 30 days from the anniversary of the Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2023 Annual Meeting or the tenth calendar day following the day on which we first make a public announcement of the date of such annual meeting.

Whom should I contact with other questions?

If you have additional questions about this Proxy Statement or the Annual Meeting, or if you would like additional copies of this Proxy Statement, please contact: CorVel Corporation, 5128 Apache Plume Road, Suite 400, Fort Worth, Texas 76109, Attention: Corporate Secretary, Telephone: (817) 390-1416.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may relate to our future financial performance, business operations, executive compensation decisions, or other future events. You can identify forward-looking statements by the use of words such as “anticipate,” “believe,” “continue,” “could,” “expect,” “intend,” “may,” “will,” or the negative of such terms, or other comparable terminology. Forward-looking statements include the assumptions underlying or relating to such statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, results of operations and financial condition.

The outcomes of the events described in these forward-looking statements are subject to risks, uncertainties and other factors described in the section entitled “Risk Factors,” and elsewhere, in our 2022 Annual Report. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those expressed or implied in the forward-looking statements.

The forward-looking statements made in this Proxy Statement relate only to events as of the date of this Proxy Statement. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE

ELECTION OF DIRECTORS

Board Structure and Membership

We currently have six directors serving on our Board and one vacancy. The Fourth Amended and Restated Certificate of Incorporation of the Company (our “Certificate of Incorporation”) provides that any additional directorships resulting from an increase in the number of directors, or the vacancy that currently exists on the Board, may be filled by a majority of the directors then in office. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified. We may reduce or increase the size of the Board by resolution adopted by the affirmative vote of a majority of the directors.

Our Certificate of Incorporation and Bylaws also provide that directors elected at an annual meeting of stockholders will serve for a one-year term ending on the date of the following annual meeting of stockholders or until his or her successor has been duly elected and qualified. The term may be shorter if such individual resigns, becomes disqualified or disabled, or is otherwise removed.

Our Board has nominated the six individuals listed below for re-election at the Annual Meeting. If elected at the Annual Meeting, each director nominee would serve for a one-year term ending on the date of our 2023 Annual Meeting or until his or her successor has been duly elected and qualified. The term may be shorter if such individual resigns, becomes disqualified or disabled, or is otherwise removed, and the Board will consist of six persons on the Board. Each nominee is currently serving as a director and has indicated his or her willingness to continue to serve as a director if re-elected. In the event that any such nominee becomes unable or declines to serve at the time of the Annual Meeting, the proxyholders may exercise discretionary authority to vote for a substitute person selected and recommended by our Nomination and Governance Committee and approved by the Board.

Recommended Vote

The election of each of our director nominees requires a plurality of the votes cast by the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote thereon. This means that the nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Stockholders may vote “FOR,” or “WITHHOLD” with respect to this Proposal One. A “WITHHOLD” vote with respect to a director nominee will not count as a vote cast for that or any other nominee, and thus will have no effect on the outcome of the vote on this proposal.

This proposal is considered a non-routine matter under applicable stock exchange rules. A bank, broker, dealer or other nominee may not vote without instructions on this matter, so there may be broker non-votes in connection with this proposal. Broker non-votes will not count as votes cast on this proposal, and thus will have no effect on the outcome of the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

Information Regarding Director Nominees

The following table lists the persons recommended by our Nomination and Governance Committee, and nominated by the Board, to be re-elected as directors, including relevant information as of March 31, 2022:

Name	Age	Position
V. Gordon Clemons	78	Chairman of the Board
Steven J. Hamerslag (1) (3)	65	Director
Alan R. Hoops (1) (2)	74	Director
R. Judd Jessup (1)	74	Director
Jean H. Macino (2)	79	Director
Jeffrey J. Michael (2) (3)	65	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nomination and Governance Committee.

V. Gordon Clemons. Mr. Clemons has served as our Chairman of the Board since April 1991. He served as our Chief Executive Officer from January 1988 until August 2007 and as our President from January 1988 until May 2006. He was reappointed as our Chief Executive Officer and President in April 2012 and served in the role of Chief Executive Officer until January 2019 and President until April 2017. Mr. Clemons was President of Caremark, Inc., a home intravenous therapy company, from May 1985 to September 1987, at which time Caremark was purchased by Baxter International, Inc. From 1981 to 1985, Mr. Clemons was President of INTRACORP, a medical management company and subsidiary of CIGNA Corporation. Mr. Clemons has over 40 years of experience in the healthcare and insurance industries. The Board believes Mr. Clemons is qualified to serve as Chairman of the Board given his extensive technology, industry, management and operational experience and his substantial understanding of the Company and its operations resulting from his various positions of leadership, including his position as Chief Executive Officer and President from 2012 until April 2017 and from 1988 until 2007 and his position as President from 1988 until 2006.

Steven J. Hamerslag. Mr. Hamerslag has served as one of our directors since May 1991. Mr. Hamerslag has been Managing Partner of TVC Capital, a venture capital firm, since April 2006, and Managing Director of Titan Investment Partners, also a venture capital firm, since November 2002. Mr. Hamerslag served as the President and Chief Executive Officer of J2Global Communications, a publicly held unified communication services company, from June 1999 until January 2001. Mr. Hamerslag served as the Chief Executive Officer of MTI Technology Corporation, a publicly held manufacturer of enterprise storage solutions, from 1987 to 1996. The Board believes Mr. Hamerslag’s valuable business, leadership and executive management experience, particularly in the technology industry, qualifies him to serve as a director.

Alan R. Hoops. Mr. Hoops has served as one of our directors since May 2003. Mr. Hoops has been Executive Chairman of Health Essentials, a physician medical group specializing in hospice care, pharmacy and durable medical equipment services for medically complex and frail-elderly patients, since 2012. Mr. Hoops was Chairman of the Board and Chief Executive Officer of CareMore California Health Plan, a health maintenance organization, from March 2006 to February 2012. Mr. Hoops was Chairman of Benu, Inc., a regional benefits administration/marketing company, from 2000 to March 2006, and Chairman of Enwisen, Inc., a human resources services software company, from 2001 to March 2006. Mr. Hoops was Chief Executive Officer and a Director of Pacificare Health Systems, Inc., a national health consumer services company, from 1993 to 2000. Mr. Hoops has 45 years of experience in the healthcare and managed care industries. The Board believes Mr. Hoops’ experience as the Chief Executive Officer and Director of Pacificare Health Systems, Inc., combined with his strong operational and strategic background and extensive public company experience, qualifies him to serve as a director.

R. Judd Jessup. Mr. Jessup has served as one of our directors since August 1997. Mr. Jessup was Chief Executive Officer of CombiMatrix Corporation, a molecular diagnostics laboratory, from August 2010 to March 2013. Mr. Jessup was Chief Executive Officer of U.S. LABS, a national laboratory which provides cancer diagnostic and genetic testing services, from 2002 to 2005. Mr. Jessup was President of the HMO Division of FHP International Corporation, a diversified health care services company, from 1994 to 1996. From 1987 to 1994, Mr. Jessup was President of TakeCare, Inc., a publicly held HMO operating in California, Colorado, Illinois and Ohio, until it was acquired by FHP. Mr. Jessup has 43 years of experience in the healthcare and managed care industries. Mr. Jessup was a director of CombiMatrix Corporation from August 2010 to November 2017, a director of Xifin, Inc., a laboratory billing systems company, from January 2006 to August 2013, a director of Superior Vision Services, a national managed vision care plan, from December 2007 to April 2012, and a director of Accentcare from October 2005 to February 2008. The Board believes Mr. Jessup is qualified to serve as a director because he has significant executive experience with the strategic, financial, and operational requirements of large health care services organizations, including serving as an Audit Committee chair, and brings to the Board senior leadership, health industry, and financial experience.

Jean H. Macino. Ms. Macino has served as one of our directors since February 2008. Ms. Macino was Managing Director of Marsh and McLennan Companies, an insurance broker and strategic risk advisor, from 1980 to 1995, and Managing Director of the Newport Beach office of Marsh, Inc. from 1995 to 2005. Ms. Macino has served on the Board of Governors of Chapman University for the past eleven years and currently serves as Chairman of the Governorship Committee of Chapman University. Ms. Macino has over 40 years of experience in the insurance brokerage industry. The Board believes Ms. Macino’s executive leadership experience, strong sales and marketing expertise in the insurance brokerage industry qualifies her to serve as a director.

Jeffrey J. Michael. Mr. Michael has served as one of our directors since September 1990. Mr. Michael has been President, Chief Executive Officer and a Director of Corstar Holdings, Inc., one of our significant stockholders and a holding company owning equity interests in CorVel since March 1996. The Board believes Mr. Michael’s experience as the President, Chief Executive Officer and Director of Corstar Holdings, Inc., combined with his strong operational and strategic background and extensive public company experience, qualifies him to serve as a director.

Corporate Governance, Board Composition and Board Committees

Independent Directors

Our Common Stock is listed on The Nasdaq Global Select Market (“Nasdaq”). Under Nasdaq listing standards, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and corporate governance and nominating committees be independent. Audit committee members and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Exchange Act. Further, Nasdaq listing standards provide that a director only qualifies as “independent” if, in the opinion of the listed company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director with that listed company.

To be considered independent pursuant to Rule 10A-3 and Nasdaq listing standards, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (a) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries, or (b) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent pursuant to Rule 10C-1 and Nasdaq listing standards, the board of directors must affirmatively determine that each member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (a) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by the company to such director, and (b) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The Board undertook a review of its composition, the composition of its committees, and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, the Board has determined that each of Ms. Macino and Messrs. Hamerslag, Hoops, Jessup, and Michael do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as that term is defined under the applicable rules of the SEC and Nasdaq listing standards. Mr. Clemons is not independent under Nasdaq’s listing standards since he is an executive officer of the Company.

In making these determinations, the Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related-Person Transactions.” There are no family relationships among any of our directors or executive officers.

Board Leadership Structure and Risk Oversight

The Board does not have a policy regarding the separation of the roles of the Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the Board from time to time. The Board has determined, however, that separating the roles of the Chief Executive Officer and the Chairman of the Board is an appropriate structure at this time for our succession planning priorities.

The Board has a policy that if the Chairman of the Board does not qualify as an independent director, the independent directors of the Board will select one of the independent directors to be the “Lead Independent Director.” Since our Chairman of the Board currently does not qualify as an independent director, the Board has designated Mr. Jessup as the Lead Independent Director. The Lead Independent Director has the following duties and responsibilities: (a) acting as Chair of the meetings of the independent directors; (b) working with the Chairman of the Board and the Chief Executive Officer to ensure the Board has adequate resources, especially by way of full, timely and relevant information to support its decision-making requirements; (c) serving as a conduit of information between the independent directors and the Chairman of the Board, the Chief Executive Officer and other members of management; (d) reviewing annually the purpose of the committees of the Board and through the Nomination and Governance Committee, recommending to the Board any changes deemed necessary or desirable to the purpose of the committees and whether any committees should be created or discontinued; (e) being available as a resource to consult with other Board members on corporate governance practices and policies; and (f) such other responsibilities and duties as the Board shall designate. The Board believes that this current leadership structure, in which the office of Chairman of the Board is held by one individual and an independent director acts as Lead Independent Director, provides for dynamic Board leadership and enhances our ability to execute our business and strategic plans, while maintaining strong independence for Board decisions and oversight.

The Board oversees an enterprise-wide approach to risk management that is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. In setting our business strategy, the Board assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk for us.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls. Risks related to our compensation programs are reviewed by the Compensation

Committee and legal and regulatory compliance risks are reviewed by the Nomination and Governance Committee. The Board is advised by the committees of significant risks and management’s response through periodic updates. In addition, our Chief Executive Officer reports to the Board annually regarding cybersecurity risk.

We believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of the Company; and are supported by the oversight and administration of our Compensation Committee with regard to executive compensation programs.

We believe that the Board as a whole should encompass a range of talent, skill, diversity and expertise enabling it to provide sound guidance with respect to our operations and interests. In addition to considering a candidate’s background and accomplishments, our Nomination and Governance Committee reviews candidates in the context of the current composition of the Board and the evolving needs of our business. The Nomination and Governance Committee considers many forms of diversity in identifying director nominees in an effort to nominate directors with a variety of complementary skills and backgrounds so that as a group, the Board will possess the appropriate talent, skills, insight and expertise to oversee our business.

Diversity, Equity and Inclusion

Diversity, equity and inclusion are core to the Company’s values and instrumental in delivering stronger business growth. We believe the more diverse our backgrounds and experiences, the more we can achieve together working side by side. We are committed to recruiting the most qualified people for the job regardless of gender, ethnicity or other protected traits and to complying fully with all domestic, foreign and local laws relating to discrimination in the workplace. Additionally, we believe in providing opportunities for career progression for our people and, as such, we strive to fill our open positions with internal talent whenever possible. Our Company’s greatest strength and resource is the talent of our employees.

To ensure that our leaders and employees model fairness and inclusivity in their behaviors, our leaders have completed diversity, equity and inclusion training and such training is mandated for all employees. We are proud of having a diverse workforce and remain committed to increasing the empowerment of women and minorities across our operations.

As of March 31, 2022, over a third of our employees identify as racially or ethnically diverse. Additionally, over 79% of our employees identify as women, and over 71% of the Company’s managers identify as women as of March 31, 2022.

Board Structure and Committees

The Board has a standing Audit Committee, a Compensation Committee and a Nomination and Governance Committee. The Board and its committees set schedules to meet throughout the year, and can also hold special meetings and act by written consent from time to time as appropriate. The independent directors of the Board also hold separate regularly scheduled executive session meetings at least twice a year at which only independent directors are present. The Board has delegated various responsibilities and authority to its committees as generally described below. The committees regularly report on their activities and actions to the full Board. Each member of each committee of the Board qualifies as an independent director in accordance with the Nasdaq standards described above. Each committee of the Board has a written charter approved by the Board. A copy of each charter is posted on our website at https://www.corvel.com/investors under the Governance section. The inclusion of any website address in this Proxy Statement does not include or incorporate by reference the information on that website into this Proxy Statement or our 2022 Annual Report.

Audit Committee

Our Audit Committee reviews and monitors our corporate financial statements and reporting and our internal and external audits. The committee’s purpose is to, among other things, oversee our internal controls and audit functions, the results and scope of the annual audit of our financial statements and other services provided by our independent registered public accounting firm, and our compliance with legal matters that have a significant impact on our financial statements. The committee also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements and, as appropriate, initiates inquiries into aspects of our financial affairs.

Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. In addition, the committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. In accordance with the Audit Committee’s charter and policies regarding transactions with related persons, all related-person transactions are approved or ratified by the committee. Please see the information set forth in the section entitled “Certain Relationships and Related-Person Transactions” in this Proxy Statement for additional details. The current members of our Audit Committee are Messrs. Hamerslag, Hoops and Jessup. The committee held four meetings by telephonic conference calls during our fiscal year ended March 31, 2022 (“fiscal year 2022”).

Each member of our Audit Committee meets the independence and experience standards set forth under applicable Nasdaq and SEC rules, and each member can read and understand fundamental financial statements. In addition, the Board has determined that Mr. Hamerslag qualifies as an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended.

Compensation Committee

The Compensation Committee of the Board reviews and approves our general compensation policies and all forms of compensation to be provided to our executive officers and directors, including, among other things, annual salaries, bonuses, and stock option and other incentive compensation arrangements. In addition, the committee administers the CorVel Corporation Restated 1991 Employee Stock Purchase Plan (the “ESPP”) and the CorVel Corporation Restated Omnibus Incentive Plan (formerly the Restated 1988 Executive Stock Option Plan) (the “Omnibus Incentive Plan”), including reviewing and granting stock options. Our Compensation Committee also reviews and approves various other issues related to our compensation policies and matters. The committee may form, and delegate any of its responsibilities to, a subcommittee so long as such subcommittee consists solely of at least two independent members of the Compensation Committee. The current members of our Compensation Committee are Messrs. Hoops and Michael and Ms. Macino. The committee acted by unanimous written consent on six occasions during fiscal year 2022.

Compensation Risk Assessment. The Compensation Committee, in collaboration with management is responsible to review the rewards that may be derived from our compensation program for all employees, including our executive officers, to assess whether the program encourages excessive or unnecessary risk-taking. We have assessed our compensation program and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Management assessed the Company’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process included a review of program policies and practices; program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control, and the support of the programs and their risks to Company strategy. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. Our egalitarian culture supports the use of base salary, performance-based compensation, and retirement plans that are generally uniform in design and operation throughout the Company and with all levels of employees. In most cases, the compensation policies and practices are centrally designed and administered, and are substantially identical at each business unit. Field sales personnel are paid a base salary and a sales commission, but all of our executive officers are paid under the programs and plans for non-sales employees. Certain internal groups have different or supplemental compensation programs tailored to their specific operations and goals.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of CorVel; and are supported by the oversight and administration of the compensation committee with regard to executive compensation programs.

Nomination and Governance Committee

The Nomination and Governance Committee of the Board reviews and reports to the Board on a periodic basis with regard to matters of corporate governance, and reviews, assesses and makes recommendations on the effectiveness of our corporate governance policies. In addition, the committee reviews and makes recommendations to the Board regarding the size and composition of the Board and the appropriate qualities and skills required of our directors in the context of the then-current make-up of the Board. This includes an assessment of each candidate’s independence, personal and professional integrity, diversity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment, and ability to serve us and our stockholders’ long-term interests. These factors, and others as considered useful by the committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nomination and Governance Committee and of the Board may change from time to time to take into account changes in business and other trends, as well as the portfolio of skills and experience of current and prospective directors. Although the committee does not have a formal policy with respect to diversity, it has a well-established process to identify director nominees and, as indicated above, considers diversity when evaluating candidates for director nominees.

The Nomination and Governance Committee leads the search for and selects, or recommends that the Board select, candidates for election to the Board (subject to legal rights, if any, of third parties to nominate or appoint directors). Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates who (i) meet the minimum qualifications approved by the Board; (ii) have high personal and professional integrity; (iii) are financially literate or have other professional or business experience relevant to an understanding of the Company and its business; (iv) have demonstrated an ability to think and act independently and with sound judgment; and (v) shall be effective, in conjunction with the other director nominees, in collectively serving the long-term interests of the Company and its stockholders.

Candidates for nomination to the Board typically have been suggested by other members of the Board or by our executive officers. From time to time, the Nomination and Governance Committee may engage the services of a third-party search firm to identify director candidates. Each of the current nominees is standing for re-election at the Annual Meeting. The Nomination and Governance Committee selected these candidates and recommended their nomination to the Board. The committee has not received any nominations from any stockholders in connection with this Annual Meeting. The current members of the committee are Messrs. Hamerslag and Michael. The committee held one meeting during fiscal year 2022.

Although the Nomination and Governance Committee does not have a formal policy on stockholder nominations, it will consider candidates proposed by stockholders of any outstanding class of our capital stock entitled to vote for the election of directors, provided such proposal is in accordance with the procedures set forth in Article II, Section 12 of our Bylaws and in the charter of the Nomination and Governance Committee. Nominations by eligible stockholders must be preceded by notification in writing addressed to the Chairman of the Nomination and Governance Committee, care of our Secretary, at 5128 Apache Plume Road, Suite 400, Fort Worth, Texas

76109, not later than (a) with respect to an election to be held at an annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, or (b) with respect to the election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Our Bylaws and the charter of the Nomination and Governance Committee require that such notification shall contain the written consent of each proposed nominee to serve as a director if so elected and the following information as to each proposed nominee and as to each person, acting alone or in conjunction with one or more other persons as a partnership, limited partnership, syndicate or other group, who participates or is expected to participate in making such nomination or in organizing, directing or financing such nomination or solicitation of proxies to vote for the nominee: (i) the name and address of the nominee; (ii) the name and address of the stockholder making the nomination; (iii) a representation that the nominating stockholder is a stockholder of record of our stock entitled to vote at the next annual meeting and intends to appear in person or by proxy at such meeting to nominate the person specified in the notice; (iv) the nominee’s qualifications for membership on the Board; (v) all of the information that would be required in a proxy statement soliciting proxies for the election of the nominee as a director pursuant to the rules and regulations of the SEC; (vi) a description of all direct or indirect arrangements or understandings between the nominating stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to whose request the nomination is being made by the stockholder; (vii) all other companies to which the nominee is being recommended as a nominee for director; and (viii) a signed consent of the nominee to cooperate with reasonable background checks and personal interviews, and to serve as one of our directors, if elected.

All such recommendations will be brought to the attention of our Nomination and Governance Committee. Candidates proposed by stockholders will be evaluated by our nomination and governance committee using the same criteria as for all other candidates.

Board and Committee Meetings

The Board held two video teleconference meetings, two meetings in person and acted by unanimous written consent two times during fiscal year 2022. Each director attended or participated in 100% of the aggregate of (a) the total number of meetings of the Board, and (b) the total number of meetings held by all committees of the Board on which such director served during fiscal year 2022. Although we do not have a formal policy regarding attendance by members of the Board at our annual meetings of stockholders, directors are encouraged and expected to attend each of our annual meetings of stockholders in addition to each meeting of the Board and of the committees on which he or she serves, except where the failure to attend is due to unavoidable circumstances or schedule conflicts. All of our directors attended our 2021 annual meeting of stockholders.

Code of Ethics and Business Conduct

The Board has adopted a code of ethics and business conduct that applies to all of our employees, officers and directors. The full text of our code of ethics and business conduct is posted on our web site at https://www.corvel.com/investors under the Code of Ethics section. We intend to disclose future amendments to certain provisions of our code of ethics and business conduct, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our web site identified above. The inclusion of any web site address in this Proxy Statement does not include or incorporate by reference the information on that web site into this Proxy Statement or our Annual Report on Form 10-K.

Hedging Transactions

We have not adopted any specific policies regarding hedging transactions with respect to our employees, officers and directors, but our insider trading policy discourages hedging transactions and requires pre-clearance by our Vice President of Legal Services for any such transactions.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than 10% of a registered class of securities to file initial reports of ownership of our stock and reports of changes in such ownership with the SEC. We are aware of the failure of Messrs. Hamerslag and Hoops to report certain transactions related to estate planning during fiscal year 2022. As of June 14, 2022, each of Mr. Hamerslag and Hoops has undertaken to file a statement of change of beneficial ownership of securities on Form 4 to disclose these transactions. Subject to the foregoing, to our knowledge all required filings pursuant to Section 16(a) were made timely during fiscal year 2022.

Communications from Stockholders to the Board

The Board has implemented a process by which stockholders may send written communications to the attention of the Board, any committee of the Board or any individual Board member, care of our Secretary at 5128 Apache Plume Road, Suite 400, Fort Worth, Texas 76109. This centralized process assists the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. Our Secretary, with the assistance of our Vice President of Legal Services, is primarily responsible for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and important substantive corporate or board matters. Communications that are of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration will not be forwarded to the Board. Any communications not forwarded to the Board will be retained for a period of three months and made available to any of our independent directors upon their general request to view such communications. There were no changes in this process in fiscal year 2022.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Haskell & White LLP to serve as our independent registered public accounting firm for fiscal year 2023, and our stockholders are being asked to ratify this appointment. Stockholder ratification of the appointment of Haskell & White LLP as our independent registered public accounting firm is not required by our Bylaws or other applicable legal requirement. However, the Board is submitting the Audit Committee’s appointment of Haskell & White LLP to the stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment by an affirmative vote of the holders of a majority of the Common Stock present or represented at the meeting and entitled to vote, the Audit Committee may reconsider whether to retain Haskell & White LLP as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interest of us and our stockholders.

Representatives of Haskell & White LLP attended or participated by telephone in all meetings of the Audit Committee held during fiscal year 2022. We expect that representatives of Haskell & White LLP will attend the Annual Meeting. At the Annual Meeting, the representatives of Haskell & White LLP will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions posed by stockholders.

Recommended Vote

The ratification of Haskell & White LLP as our independent registered public accounting firm for fiscal year 2023 requires the affirmative vote of a majority of the outstanding shares present virtually or represented by proxy and entitled to vote on the proposal at the Annual Meeting. Stockholders may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to this Proposal Three. Abstentions will have the same effect as a vote “AGAINST” this proposal.

This proposal is considered a routine matter under applicable stock exchange rules. Because a bank, broker or other nominee may vote without instructions on this matter, we do not expect any broker non-votes to result for this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPOINTMENT OF HASKELL & WHITE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2023.

Principal Accountant Fees and Services

Audit Fees

Audit fees as of March 31, 2022 include the audit of our annual financial statements, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years. Audit fees billed by Haskell & White LLP for services rendered to us in the audit of annual financial statements and the reviews of the financial statements included in our Quarter Reports on Form 10-Q were as follows:

Fiscal year 2022
Audit and review of financial statements	$545,255

Fiscal year 2021
Audit and review of financial statements	$584,355

Audit-Related Fees

Audit-related fees consist of assurance and related services provided by Haskell & White LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees” were as follows:

Fiscal year 2022
Audit of the financial statements of CorVel Incentive Savings Plan	$19,500

Fiscal year 2021
Audit of the financial statements of CorVel Incentive Savings Plan	$19,500

Tax Fees

Tax fees consist of professional services rendered by our independent registered public accounting firm for tax compliance, tax advice and tax planning and were as follows:

Fiscal year 2022
Tax consulting services	$0

Fiscal year 2021
Tax consulting services	$0

All Other Fees

Fees for a retainer, travel and other miscellaneous expenses billed by Haskell & White LLP were $435 during fiscal year 2022 and $7,702 during our fiscal year ended March 31, 2021.

Determination of Independence

The Audit Committee has determined that the provision of the above non-audit services by Haskell & White LLP was compatible with their maintenance of accountant independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves and reviews audit and permissible non-audit services performed by our independent registered public accounting firm as well as the fees charged by our independent registered public accounting firm for such services. In its pre-approval and review of permissible non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence. Under certain de minimis circumstances described in the rules and regulations of the Securities and Exchange Commission, the Audit Committee may approve permissible non-audit services prior to the completion of the audit in lieu of pre-approving such services.

PROPOSAL THREE

STOCKHOLDER PROPOSAL REQUESTING THAT OUR BOARD OF DIRECTORS PREPARE A REPORT BY JANUARY 2023, AT REASONABLE EXPENSE AND OMITTING PROPRIETARY INFORMATION, ON STEPS WE ARE TAKING TO ENHANCE BOARD DIVERSITY, SUCH AS: EMBEDDING IN GOVERNANCE DOCUMENTS A COMMITMENT TO DIVERSITY INCLUSIVE OF GENDER, RACE, AND ETHNICITY; COMMITTING PUBLICLY TO INCLUDE WOMEN AND PEOPLE OF COLOR IN EACH CANDIDATE POOL FOR BOARD AND SENIOR LEADERSHIP SEATS; DISCLOSING IN ANNUAL PROXY STATEMENTS THE GENDER, RACIAL, AND ETHNIC COMPOSITION OF THE BOARD; AND DETAILING BOARD STRATEGIES TO REFLECT THE DIVERSITY OF THE COMPANY’S WORKFORCE, COMMUNITY AND CUSTOMERS

Boston Trust Walden Company, 1 Beacon Street, 33rd Floor, Boston, MA 02108, a beneficial owner of at least $2,000 in market value of the voting securities of the Company, is the proponent of the Stockholder Proposal. Boston Trust Walden Company has advised us that a representative will present the following proposal and related supporting statement at our Annual Meeting. The inclusion of a website address in the Proponent’s Statement below does not include or incorporate by reference the information on that website into this Proxy Statement or our 2022 Annual Report.

Recommended Vote

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.

Proponent’s Statement

WHEREAS: CorVel Corporation has just one woman on its Board of Directors and racial and ethnic diversity is not disclosed.

We believe that diversity among directors, inclusive of race, ethnicity, and gender, is a critical attribute of a well-functioning board and a measure of sound corporate governance.

Corporate leaders recognize the strong business case for board diversity. The Guiding Principles of Corporate Governance of the Business Roundtable, an influential association of chief executives, affirms diversity enhances long-term shareholder value and states: “Boards should develop a framework for identifying appropriately diverse candidates, which asks the nominating/corporate governance committee to consider women and/or minority candidates for each open board seat.”1 Board and management diversity benefits include larger candidate pools from which to pick top talent, better understanding of consumer preferences, a stronger mix of leadership skills, and improved risk management.

Numerous institutional investors have adopted proxy voting guidelines reflecting their belief that board and management diversity are indicators of good corporate governance. Asset managers, including the world’s largest – BlackRock, Fidelity Investments, State Street Global Advisors, and Vanguard – increasingly vote against directors and support shareholder proposals on board diversity at companies deemed to be making insufficient progress. State and city pension plans nationwide have adopted proxy voting policies with minimum thresholds for board diversity. According to Sustainable Investments Institute, three of the four board diversity resolutions that went to a vote in the proxy season ending June 2021 garnered majority support.

U.S. regulation and legislation to accelerate progress on board diversity is on the rise. In August 2021, the Securities and Exchange Commission approved Nasdaq’s proposed board diversity rule requiring listed companies to meet diversity thresholds or explain their failure to do so, as well as to disclose diversity statistics. California and Washington have passed legislation mandating minimum board diversity thresholds

[1]	https://www.businessroundtable.org/policy-perspectives/corporate-governance/principles-of-corporate-governance and others may follow including Hawaii, Illinois, Massachusetts, Michigan, and New Jersey. Federal legislation has been introduced to require disclosure of the gender, racial, and ethnic composition of boards of directors and executive officers (H.R. 1277), and numerous states are enacting or proposing legislation and resolutions mandating similar disclosure.

Despite recent progress, women and people of color remain significantly underrepresented on U.S. corporate boards. Women and people of color account for 26.5% and 17.5% of the directorships in the Fortune 500, respectively,2 relative to 48% and 41% of private industry jobs3.

Resolved: Shareholders request the Board of Directors prepare a report by January 2023, at reasonable expense and omitting proprietary information, on steps CorVel Corporation is taking to enhance board diversity, such as:

•	Embedding in governance documents a commitment to diversity inclusive of gender, race, and ethnicity;

•	Committing publicly to include women and people of color in each candidate pool for board and senior leadership seats;

•	Disclosing in annual proxy statements the gender, racial, and ethnic composition of the board; and

•	Detailing board strategies to reflect the diversity of the company’s workforce, community, and customers.

[2]	https://www2.deloitte.com/content/dam/Deloitte/us/Documents/center-for-board-effectiveness/missing-pieces-fortune- 500-board-diversity-study-sixth-edition.pdf
[3]	https://www.eeoc.gov/statistics/employment/jobpatterns/eeo1

OTHER MATTERS

Management is not aware of any other matters to be brought before the Annual Meeting. If any other matter is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with the Board’s recommendation. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” or incorporated by reference into any filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

The Audit Committee carries out its responsibilities pursuant to its written charter, and the members of the fiscal year 2022 Audit Committee have prepared and submitted this Audit Committee report. Each Audit Committee member is considered independent because each member satisfies the independence requirements for board members prescribed by the applicable rules of Nasdaq and Rule 10A-3 of the Exchange Act.

Among other things, the Audit Committee oversees CorVel’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management CorVel’s audited financial statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2022, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements; and management’s assessment of CorVel’s internal control over financial reporting.

The Audit Committee also reviewed and discussed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of CorVel’s accounting principles and such other matters as are required to be discussed with audit committees by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. In addition, the Audit Committee discussed with the independent registered public accounting firm their independence from management and CorVel, and has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence. Throughout the year and prior to the performance of any such services, the Audit Committee also considered the compatibility of potential non-audit services with the independent accountant’s independence.

The Audit Committee discussed with CorVel’s independent registered public accounting firm their overall approach, scope and plans for the audit. At the conclusion of the audit, the Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of CorVel’s internal control over financial reporting and the overall quality of CorVel’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2022, for filing with the Securities and Exchange Commission.

The Audit Committee has also recommended the selection of Haskell & White LLP as the independent registered public accounting firm for the fiscal year ending March 31, 2023.

AUDIT COMMITTEE

R. Judd Jessup, Chair

Steven J. Hamerslag

Alan R. Hoops

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers as of June 10, 2022:

Name	Age	Position
V. Gordon Clemons	78	Chairman of the Board
Michael G. Combs	58	Chief Executive Officer and President
Diane J. Blaha	67	Chief Marketing Officer
Maxim Shishin	47	Chief Information Officer
Brandon T. O’Brien	42	Chief Financial Officer
Jennifer L. Yoss	44	Vice President, Accounting

The following is a brief description of the capacities in which each of our executive officers who is not also a director has served, and other biographical information. The biography of Mr. Clemons appears earlier in this Proxy Statement under the section entitled “Proposal One: Election of Directors.”

Michael G. Combs. Mr. Combs was promoted to Chief Executive Officer in January 2019. Mr. Combs also holds the position of President since April 2017 and previously served as our Chief Information Officer from April 2015 to April 2017. Mr. Combs has been with the Company for 30 years, joining the Company initially as a software engineer in October 1991. His prior positions at the Company include Vice President of MedCheck Development and Deputy Chief Information Officer. Prior to joining CorVel, he was with Science Applications International Corporation, a Delaware company, as a Software Engineer where he developed software for the Naval Oceans System Center. Mr. Combs holds a Bachelor’s degree in Computer Science from San Diego State University.

Diane J. Blaha. Ms. Blaha was promoted to Chief Marketing Officer in November 2016. She has been with the Company for 27 years and recently retired as of March 31, 2022. She was the Senior Vice President of Sales and Marketing from June 3, 2015 to November 2016 and the Senior Vice President, Sales and Account Management from November 2010 to June 2015. From November 2008 to November 2010, Ms. Blaha served as Vice President of Sales. From 1996 to November 2008, Ms. Blaha served as Vice President of Regional Sales. From 1994 to 1996, Ms. Blaha was an Account Executive at the Company in the Upper Midwest Region. Ms. Blaha joined CorVel in October 1992 initially as a Medical Case Manager until she moved into the sales and marketing team in 1994.

Maxim Shishin. Mr. Shishin was promoted to Chief Information Officer in 2017. He has been with CorVel since 2002, holding the positions of Vice President of Information Systems, Director of Software Engineering, Software Development Manager and Senior Software Engineer. Mr. Shishin has over 20 years of technology and systems experience. His background includes vast experience with enterprise software architecture.

Brandon T. O’Brien. Mr. O’Brien was promoted to Chief Financial Officer in October 2018. He has been with CorVel since 2003, holding the positions of Area Vice President from 2015 to 2018, Vice President of Business Operations from 2010 to 2015, Director of Finance, Enterprise Comp from 2007 to 2010, and Manager of Analytics from 2006 to 2007.

Jennifer L. Yoss. Ms. Yoss was promoted to Vice President of Accounting in October 2018. She has been with CorVel since 2003, holding the positions of Director of Accounting from 2014 to 2017 and Manager in the Accounting department from 2003 to 2014. Ms. Yoss was previously an auditor at Grant Thornton LLP.

Our executive officers are elected by the Board on an annual basis and serve at the discretion of the Board until their successors have been duly elected and qualified or until their earlier resignation or removal.

Executive Compensation

Compensation Discussion and Analysis

The following discussion and analysis of our compensation practices and related compensation information should be read in conjunction with the summary compensation table and other tables included in this Proxy Statement, as well as our financial statements and management’s discussion and analysis of financial condition and results of operations included in our 2022 Annual Report. The following discussion includes statements of judgment and forward-looking statements that involve risks and uncertainties. Please see the section of this Proxy Statement entitled “Cautionary Note Regarding Forward-Looking Statements” for additional information.

Introduction

It is the responsibility of the Compensation Committee of the Board to oversee our general compensation policies; to determine the base salary and bonus to be paid each year to each of our executive officers; to oversee our compensation policies and practices as they relate to our risk management; and to determine the compensation to be paid each year to our directors for service on the Board and the various committees of the Board. In addition, the Compensation Committee administers our Omnibus Incentive Plan with respect to stock option grants or other equity-based awards. The three broad components of our executive officer compensation are base salary, annual cash incentive awards, and long term equity-based incentive awards. The Compensation Committee periodically reviews total compensation levels and the allocation of compensation among these three components for each of the executive officers in the context of our overall compensation policy. Additionally, the Compensation Committee, in conjunction with the Board, reviews the relationship of executive compensation to corporate performance and relative stockholder return. The Compensation Committee believes that our current compensation plans are competitive and reasonable. Below is a description of the general policies and processes that govern the compensation paid to our executive officers, as reflected in the accompanying compensation tables.

Compensation Philosophy

We operate in the medical cost containment and managed care industry. The Compensation Committee believes that our compensation programs for executive officers should: (a) be designed to attract, motivate and retain talented executives, (b) be competitive, and (c) reward individuals based on the achievement of designated financial targets, individual contribution, and financial performance relative to that of our competitors and market indices. Our philosophy is to focus more on equity compensation (in particular, to incentivize service within a five-year timeframe for time-vesting stock options) than on annual base compensation because we believe that approach more closely aligns the interests of our executive officers with those of our stockholders. Within this philosophy, the Compensation Committee’s objectives are to:

•	offer a total compensation program that takes into consideration the compensation practices of other managed care companies of similar size with which we compete for executive talent;

•	tie an individual’s total compensation to individual and profit center performance as well as our overall financial success;

•	provide annual cash incentive awards that take into account our overall financial performance in terms of designated corporate objectives; and

•	strengthen the alignment of the interests of our executive officers with those of our stockholders by providing significant equity-based, long-term incentive awards.

Compensation Components and Process

The Compensation Committee’s conclusions on the compensation levels for our executive officers are based in large part on input from our chief executive officer, who uses survey data provided by Mercer for companies in the services sector with target revenue for the upcoming fiscal year similar to CorVel. While the survey data reviewed by our chief executive officer includes the market 50th percentile targets for base salary, annual bonus and long-term incentive compensation opportunities for the covered companies, this data is not used as a strict benchmark, but rather as a market check for the recommendations made to our compensation committee. The compensation committee discusses the compensation recommendations made by our chief executive officer prior to their adoption.

The Compensation Committee considered fiscal year 2022 executive compensation on May 6, 2021, August 5, 2021, December 8, 2021 and February 3, 2022, considered fiscal year 2021 executive compensation on April 30, 2020, July 31, 2020, November 5, 2020 and February 4, 2021, and considered fiscal year 2020 executive compensation on April 25, 2019, August 8, 2019, November 5, 2019 and February 4, 2020. The material considered by the compensation committee also included the historical compensation and stock option awards made to each of our executive officers. As described in more detail below, the results of each executive’s annual management by objectives plan, including a comparison of performance and job description relative to achievement and potential, were reviewed and discussed.

The following table sets forth summary compensation information for our named executive officers for the fiscal years ended March 31, 2022, 2021 and 2020:

Summary Compensation Table

Name and Principal Position*	Fiscal Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation (2)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
V. Gordon Clemons	2022	$84,666	(4)	$—	$—	$45,859	$—	$—	$275	$130,800
Chairman of the Board and Former CEO	2021	$104,518	(4)	$—	$—	$91,150	$—	$—	$455	$196,123
	2020	$399,999		$—	$—	$—	$—	$—	$906	$400,905

Michael G. Combs	2022	$578,547		$—	$—	$309,939	$529,864	$—	$2,394	$1,420,744
CEO and President	2021	$561,538		$—	$—	$543,248	$403,000	$—	$2,344	$1,510,130
	2020	$550,845		$—	$—	$483,414	$393,000	$—	$2,344	$1,429,603

Diane J. Blaha (5)	2022	$356,079		$—	$—	$167,889	$219,484	$—	$2,151	$745,603
Chief Marketing Officer	2021	$347,523		$—	$—	$144,778	$123,169	$—	$2,151	$617,621
	2020	$343,553		$—	$—	$155,530	$122,468	$—	$2,748	$623,299

Maxim Shishin	2022	$259,871		$—	$—	$244,105	$145,130	$—	$2,180	$651,286
Chief Information Officer	2021	$250,530		$—	$—	$282,282	$98,855	$—	$2,172	$633,839
	2020	$238,276		$—	$—	$245,772	$108,572	$—	$2,115	$594,735

Brandon T. O’Brien	2022	$251,012		$—	$—	$176,497	$100,648	$—	$2,172	$530,329
Chief Financial Officer	2021	$242,876		$—	$—	$218,851	$84,824	$—	$2,109	$548,660
	2020	$236,275		$—	$—	$197,955	$74,429	$—	$2,109	$510,768

Jennifer L. Yoss	2022	$178,162		$—	$—	$117,522	$58,071	$—	$1,880	$355,635
V.P., Accounting	2021	$165,146		$—	$—	$137,262	$39,358	$—	$1,282	$343,048
	2020	$147,503		$—	$—	$97,424	$28,063	$—	$1,120	$274,110

*	Each of the individuals listed above are referred to in the Proxy Statement as our “named executive officers.”
(1)

The fair value of option awards shown are calculated in accordance with ASC 718 and ASU 2016-09, Compensation-Stock Compensation, and represent the aggregate grant date fair value of option awards granted during the year for awards that are not based on performance conditions. The value of performance awards is based on the probable outcome of the performance conditions as of the grant date. Refer to Note 3, Stock Options and Stock-Based Compensation, in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed May 27, 2022 for the relevant assumptions used to determine the valuation of our option awards. The options awarded to V. Gordon Clemons was for services in his executive officer role as Chairman of the Board.

(2)

The amounts included for fiscal year 2022 reflect the value of cash incentive plan awards earned by the executives based on the achievement of management by objectives (“MBOs”) established for calendar year 2021 that were paid during fiscal year 2022. The amounts included for fiscal year 2021 reflect the value of awards earned based on the achievement of MBOs established for calendar year 2020 and the amounts included for fiscal year 2020 reflect the value of awards earned based on the achievement of MBOs established for calendar year 2019. For additional information about the annual cash incentive plan awards, see the section entitled “—Principal Elements of Executive Compensation—Annual Cash Incentive Awards Plan.”

(3)

Includes matching contributions by us under our 401(k) savings plan and annual premiums paid by us for the purchase of group term life insurance in an amount equal to each executive officer’s annual salary as follows (the amounts for V. Gordon Clemons were in connection with services in his executive officer role as Chairman of the Board):

	Fiscal Year	CorVel Contribution to Section 401(k) Plan	CorVel-Paid Life Insurance Premiums
V. Gordon Clemons	2022	$168	$106
	2021	$349	$106
	2020	$800	$106

Michael G. Combs	2022	$1,950	$444
	2021	$1,950	$444
	2020	$1,900	$444

Diane J. Blaha	2022	$1,950	$201
	2021	$1,950	$201
	2020	$2,550	$198

Maxim Shishin	2022	$1,950	$230
	2021	$1,950	$222
	2020	$1,900	$215

Brandon T. O’Brien	2022	$1,950	$222
	2021	$1,894	$215
	2020	$1,900	$209

Jennifer L. Yoss	2022	$1,720	$160
	2021	$1,131	$151
	2020	$986	$134

(4)

Consists of $74,000 of Board fees paid to V. Gordon Clemons as compensation for serving as a director on the Board and $10,666 paid to Mr. Clemons as salary for services in his executive officer role as Chairman of the Board.

(5)	Ms. Blaha retired on March 31, 2022.

Principal Elements of Executive Compensation

Base Salary

In determining executive compensation, we take into account overall expense control. The Board approves initial annual base salary for newly hired executive officers based on comparable survey data as referenced above. Our compensation committee reviews all executive officer base salaries annually in connection with the compensation recommendations made by our chief executive officer, taking into account both updated peer group data in the public domain and individual performance during the previous year. We believe that adjustments should be made to base salary both to reflect market changes and to reward high performance within the confines of overall expense control.

At our 2020 annual meeting of stockholders, our stockholders expressed strong support for our compensation programs and the compensation of our named executive officers, with approximately 86.2% approval rate for our executive officer Say-on-Pay resolution. In light of this support, the Company’s continued strong performance and the continuing success of our compensation programs, the compensation committee made no significant changes to the overall design of our compensation program during fiscal years 2020, 2021 or 2022. The compensation committee continuously endeavors to ensure that management’s interests are aligned with those of our stockholders and support long-term value creation.

Each of our executive officers, other than our chief executive officer, undergoes an annual performance review with our chief executive officer, and during that review develops an individual performance development plan for the upcoming year. In general, these objectives vary for each named executive officer based on his or her individual responsibilities and the business function of the group that he or she manages, and includes one or more quantitative or qualitative financial or strategic measure, including earnings per share, revenue targets, product development and implementation, customer satisfaction and acceptance, strategic planning and development, operations excellence and efficiency and productivity. In reviewing past performance, the chief executive officer and the executive officer will compare actual performance during the review year to the objectives set at the beginning of the year, taking into account other factors that may not have been anticipated when the objectives were first set. In setting objectives for the upcoming year, the chief executive officer and the executive officer will typically consider not only corporate objectives, but also the executive officer’s short and long-term career objectives. To assist our compensation committee in reviewing executive officer performance in fiscal year 2020 for fiscal year 2021 compensation purposes, in fiscal year 2019 for fiscal year 2020 compensation purposes, and in fiscal year 2018 for fiscal year 2019 compensation purposes, our chief executive officer provided the compensation committee with his analysis of the performance and potential of each executive officer ranked against each other executive officer, and made recommendations based on how well each executive officer executed on his or her individual performance development plan while also taking into account external market survey data, as discussed above. The compensation committee made the final determination of the compensation paid to executive officers.

Decisions to adjust base salaries for fiscal year 2022 were made by the Compensation Committee on February 3, 2022, decisions to adjust 2021 were made by the compensation committee on February 4, 2021, decisions to adjust base salaries for fiscal year 2020 were made by the Compensation Committee on February 4, 2020, and all such adjustments took effect on each executive officer’s respective compensation adjustment anniversary date.

As part of his continued commitment to ongoing expense control, Mr. Clemons declined salary increases for fiscal years 2019 through 2022. In response to the COVID-19 pandemic, Mr. Clemons voluntarily reduced his base salary to an amount just covering the cost of Company-provided health and welfare benefits. Mr. Combs’ base salary increased between 2.0% and 4.5% during each of the 2020, 2021 and 2022 fiscal years. Ms. Blaha’s base salary increased between 1.1% and 2.5% during each of the 2020, 2021 and 2022 fiscal years. Mr. Shishin’s base salary increased between 3.5% and 6.2% during each of the 2020, 2021 and 2022 fiscal years. Mr. O’Brien’s base salary increased between 2.9% to 4.0% during the 2020, 2021 and 2022 fiscal years. Ms. Yoss’ base salary increased between 6.0% and 13.3% during the 2020, 2021 and 2022 fiscal years.

Annual Cash Incentive Awards Plan

To reinforce the attainment of our goals, we believe that a substantial portion of the annual compensation of each executive officer should be in the form of variable cash incentive pay. In parallel with its review of base salaries for executive officers, the compensation committee considers the design and structure of the executive officer annual incentive awards plan. We use annual performance-based cash incentive awards to motivate our executives to meet or exceed our company-wide short-term performance objectives Cash incentive amounts for each executive officer are determined by the compensation committee based on the recommendation of our chief executive officer. Although we have a March 31st fiscal year end, we have calendar year budgets and annual cash incentive plans which are based on the calendar year. Cash incentive awards to the Chief Executive Officer and the other named executive officers are shown in the “Non Equity Incentive Plan Compensation” column of the Summary Compensation Table above. Annual cash incentive plan awards are designed to reward personal contributions to our success and are earned under a structured formula. Each executive has some portion of his or her annual bonus measured against individual management by objective goals, or MBOs, established for that person, which, depending on the executive officer, include revenue growth, national sales and regional vice president management, implementation, planning and strategy for software development and information technology infrastructure, and adherence to company-wide internal financial reporting and controls. The maximum amount that any executive may earn based on the MBO element is variable, with full achievement of MBOs resulting in an expected 70% payout and increasing up to a 100% payout for achievement exceeding established MBOs. For executive officers with operations responsibilities, this element comprises a lesser percentage of the annual incentive award for the individual, and for executive officers with corporate staff responsibilities, it comprises a greater percentage of the annual incentive award. We expect that the MBOs for our executive officers will be difficult to achieve. Based on Mr. Clemons’ own request, there were no MBOs established for him when he served as our chief executive officer.

The calendar year 2019 MBOs for Mr. Combs included executive management development, refinement of the strategic and operation management of internal management, and ongoing involvement in marketplace sales efforts. Mr. Combs’ bonus opportunity was targeted at 75% of his base salary with the ability to achieve up to 100%, and was 75% dependent on achieving overall financial performance and 25% dependent on his contribution toward achieving his calendar year 2019 MBOs. Mr. Combs attained 73% of his calendar 2019 bonus opportunity and, hence, earned a bonus of 73% of his base salary in an amount equal to $393,000 in fiscal year 2020, the payment of which was deferred and paid in the first quarter of fiscal year 2021.

The calendar year 2020 MBOs for Mr. Combs included increasing revenue from CERiS group health and bill review services, helping develop the executive management and field operations team, continuing to refine the strategic and operations management of internal management, and ongoing involvement in marketplace sales efforts. Mr. Combs’ bonus opportunity was targeted at 75% of his base salary with the ability to achieve up to 100%, and was 75% dependent on achieving overall financial performance and 25% dependent on his contribution toward achieving his calendar year 2020 MBOs. Mr. Combs attained 60.3% of his calendar year 2020 bonus opportunity and hence, received a bonus of 72.1% of his base salary in an amount equal to $403,000 in fiscal year 2021, the payment of which was deferred and was paid in the first quarter of fiscal year 2022.

The calendar year 2021 MBOs for Mr. Combs included increasing revenue from CERiS group health and bill review services, executive management and field operation team development, continue refinement of the strategic and operations management of internal management, and ongoing involvement in marketplace sales efforts. Mr. Comb’s bonus opportunity was targeted at 75% of his base salary with the ability to achieve up to 100%, and was 75% dependent on achieving overall financial performance and 25% dependent on his contributions toward achieving his calendar year 2021 MBOs. Mr. Combs attained 71.0% of his calendar year 2021 bonus opportunity and hence, received a bonus of 92.6% of his base salary in an amount equal to $529,864 in fiscal year 2022.

The calendar year 2022 MBOs for Mr. Combs will include expansion of CERiS sales team, products and services to diversify CERiS customer base, develop leadership and bench-strength of executive team and continue involvement in the marketplace through sales visits and other market-facing activities. Mr. Comb’s bonus opportunity will be targeted at 75% of his base salary with the ability to achieve up to 100%, and will be 75% dependent on achieving overall financial performance and 25% dependent on his contributions towards achieving his calendar year 2022 MBOs.

The calendar year 2019 MBOs for Ms. Blaha included making strategic sales, targeting large opportunities for network solutions, implementing new CERiS expansion and maintaining customer retention. Ms. Blaha’s bonus opportunity was targeted at 50% of her base salary with the ability to achieve up to a maximum of 70% of her base salary, with 50% of her bonus opportunity dependent on overall financial performance and 50% dependent on her contribution toward achieving her calendar year 2019 MBOs. Ms. Blaha attained 51.0% of her calendar year 2019 bonus opportunity and, hence, earned a bonus of 36.0% of her base salary in an amount equal to $122,648 in fiscal year 2020, the payment of which was deferred and paid in the first quarter of fiscal year 2021.

The calendar year 2020 MBOs for Ms. Blaha included increasing claims administration sales, reducing overall lost customer revenue, working with sales and account management to ensure full and viable pipeline, develop and grow the IDM model and implement new clients in this space. Ms. Blaha’s bonus opportunity was targeted at 50% of her base salary up to a maximum of 70% of her base salary, and was 50% dependent on overall financial performance and 50% dependent on her contribution toward achieving her calendar year 2020 MBOs. Ms. Blaha attained 29% of her calendar year 2020 bonus opportunity and hence, received a bonus of 35.6% of her base salary in an amount equal to $123,169 in fiscal year 2021, the payment of which was deferred and was paid in the first quarter of fiscal year 2022.

The calendar year 2021 MBOs for Ms. Blaha included increase overall sales and retention of accounts. Ms. Blaha’s bonus opportunity was targeted at 50% of her base salary up to a maximum of 70% of her base salary, with 50% of her bonus opportunity dependent on overall financial performance and 50% dependent on her contribution toward achieving her calendar year 2021 MBOs. Ms. Blaha’s attained 32.9% of her calendar year 2021 bonus opportunity and hence, received a bonus of 62.3% of her base salary in an amount equal to $219,483 in fiscal year 2021.

Ms. Blaha has no 2022 MBOs because she retired on March 31, 2022.

The calendar year 2019 MBOs for Mr. Shishin included strategic information technology (“IT”) projects within network solutions, enterprise compensation, case management, and Medicare Set-Aside Program. Mr. Shishin’s bonus opportunity was targeted at 40% of his base salary up to a maximum of 50% of his base salary, with 30% of his bonus opportunity dependent on overall financial performance and 70% dependent on his contribution toward achieving his calendar year 2019 MBOs. Mr. Shishin attained 92.0% of the calendar year 2019 bonus opportunity and, hence, earned a bonus of 46.0% of his base salary in an amount equal to $108,572 in fiscal year 2020, the payment of which was deferred and paid in the first quarter of fiscal year 2021.

The calendar year 2020 MBOs for Mr. Shishin included strategic IT projects within network solutions, enterprise comp, case management and machine learning. Mr. Shishin’s bonus opportunity was targeted at 40% of his base salary up to a maximum of 50% of his base salary, with 30% of his bonus opportunity dependent on overall financial performance and 70% dependent on his contribution toward achieving his calendar year 2020 MBOs. Mr. Shishin attained 79.0% of his calendar year 2020 bonus opportunity and, hence, received a bonus of 39.8% of his base salary in an amount equal to $98,855 in fiscal year 2021, the payment of which was deferred and was paid in the first quarter of fiscal year 2022.

The calendar year 2021 MBOs for Mr. Shishin included strategic IT projects within network solutions, enterprise comp, case management, machine learning and output of development. Mr. Shishin’s bonus opportunity was targeted at 50% of his base salary up to a maximum of 60% of his base salary, with 30% of his bonus opportunity dependent on overall financial performance and 67% dependent on his contribution towards achieving his calendar year 2021 MBOs. Mr. Shishin attained 19.3% of his calendar year 2021 bonus opportunity and, hence, received 56.4% of his base salary in an amount equal to $145,130 in fiscal year 2021.

The calendar year 2022 MBOs for Mr. Shishin will include enhancements to network solutions, enterprise comp, case management, cloud migration and increase in solutions development. Mr. Shishin’s bonus opportunity will be targeted at 50% of his base salary with the ability to achieve up to 60%, with 33% of his bonus opportunity dependent on achieving overall financial performance and 67% dependent on his contributions towards achieving his calendar year 2022 MBOs.

The calendar year 2019 MBOs for Mr. O’Brien included developing financial performance measures that support our strategic direction, identify and address revenue leakage and opportunities, and enhance payroll functionality. Mr. O’Brien’s bonus opportunity was targeted at 40% of his base salary up to a maximum of 50% of his base salary, with 30% of his bonus opportunity dependent on achieving overall financial performance and 70% dependent on his contribution toward achieving his calendar year 2019 MBOs. Mr. O’Brien attained 64.0% of his calendar year 2019 bonus opportunity and, hence, earned a bonus of 32.0% of his base salary in an amount equal to $74,429 in fiscal year 2020, the payment of which was deferred and paid in the first quarter of fiscal year 2021.

The calendar year 2020 MBOs for Mr. O’Brien included developing financial performance measures that support the Company’s strategic direction, identifying and addressing revenue leakage and opportunities, strategic capital allocation and planning, and enhancing CERiS product and revenue. Mr. O’Brien’s bonus opportunity was targeted at 40% of his base salary up to a maximum of 50% of his base salary, with 30% of his bonus opportunity dependent on overall financial performance and 70% dependent on his contribution toward achieving his calendar year 2020 MBOs. Mr. O’Brien attained 64.8% of his calendar year 2020 bonus opportunity and, hence, received a bonus of 35.2% of his base salary in an amount equal to $84,824 in fiscal year 2021, the payment of which was deferred and was paid in the first quarter of fiscal year 2022.

The calendar year 2021 MBOs for Mr. O’Brien included developing financial performance measures that support the Company’s strategic direction through CogencyIQ, strategic capital allocation and planning, Symbeo product and revenue enhancement and invoicing initiatives. Mr. O’Brien’s bonus opportunity was targeted at 40% of his base salary up to a maximum of 50% of his base salary, with 50% of his bonus opportunity dependent on overall financial performance and 50% dependent on his contribution toward achieving his calendar year 2021 MBOs.

Mr. O’Brien attained 23.9% of the calendar year 2021 opportunity and, hence, received a bonus of 40.5% of his base salary in an amount equal to $100,647 in fiscal year 2021.

The calendar year 2022 MBOs for Mr. O’Brien will include macro and micro-level insight into the organization’s financial health, industry pricing expertise and invoicing/profit growth initiatives. Mr. O’Brien’s bonus opportunity will be targeted at 40% of his base salary with the ability to achieve up to 50%, with 50% of his bonus opportunity dependent on achieving overall financial performance and 50% dependent on his contributions towards achieving his calendar year 2022 MBOs.

The calendar year 2019 MBOs for Ms. Yoss included performance measures that support our strategic direction, identify and address revenue leakage and opportunities, and enhance payroll functionality. Ms. Yoss’ bonus opportunity was targeted at 25% of her base salary up to a maximum of 35% of her base salary, with 5% of her bonus opportunity dependent on achieving overall financial performance and 95% dependent on her contribution toward achieving her calendar year 2019 MBOs. Ms. Yoss attained 57.0% of her calendar year 2019 bonus opportunity and, hence, earned a bonus of 20.0% of her base salary in an amount equal to $28,063 in fiscal year 2020.

The calendar year 2020 MBOs for Ms. Yoss included invoicing initiatives to identify and address revenue leakage and opportunities, enterprise human resource and payroll enhancements, and Company executive management personal development. Ms. Yoss’ bonus opportunity was targeted at 25% of her base salary up to a maximum of 35% of her base salary, with 5% of her bonus opportunity dependent on overall financial performance and 95% dependent on her contribution toward achieving her calendar year 2020 MBOs. Ms. Yoss attained 70.0% of her calendar year 2020 bonus opportunity and, hence, received a bonus of 24.6% of her base salary in an amount equal to $39,358 in fiscal year 2021.

The calendar year 2021 MBOs for Ms. Yoss included invoicing initiatives to identify and address revenue leakage opportunities, enterprise accounting with human resources enhancement and Company key personnel development. Ms. Yoss’ bonus opportunity was targeted at 30% of her base salary up to a maximum of 40% of her base salary, with 50% of her bonus opportunity dependent on overall financial performance and 50% dependent on her contribution toward achieving her calendar year 2021 MBOs. Ms. Yoss attained 18.9% of the calendar year bonus opportunity and, hence, received a bonus of 33.1% of her base salary in the amount of $58,070 in fiscal year 2021.

The calendar year 2022 MBOs for Ms. Yoss will include invoicing/profit growth initiatives to identify and address revenue leakage, enterprise accounting and HR process enhancements, and company key personnel development. Ms. Yoss bonus opportunity will be targeted at 30% of her base salary with the ability to achieve up to 40%, with 50% of her bonus opportunity dependent on achieving overall financial performance and 50% dependent on her contributions towards achieving her calendar year 2022 MBOs.

Long-Term Equity-Based Incentive Awards

The goal of our long-term, equity-based incentive awards is to serve as a long-term staff retention vehicle by aligning the interests of our executive officers with our stockholders and providing each executive officer with a significant incentive to manage from the perspective of an owner with an equity stake in the business. The Compensation Committee, in conjunction with recommendations from our chief executive officer, administers our equity-based incentive plans for executive officers and determines the size of long-term, equity-based incentives according to each executive’s position, and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the compensation committee takes into account an individual’s recent performance, his or her potential for future responsibility and promotion, and the number of unvested stock option shares held by each individual at the time of any new grant. However, there is no set formula for determining the size of a stock option award. Our chief executive officer historically has made recommendations to the Board and compensation committee regarding the amount of stock options and other compensation to grant to our other named executives based upon his assessment of their performance and relevant survey data, and may continue to do so in the future. The Board and compensation committee takes such recommendations into account when it approves stock option grants. Our executive officers, however, do not make any determinations as to when stock options are granted. We do not require a minimum stock ownership by our executive officers, but the Compensation Committee considers an executive officer’s existing stock holdings relative to performance in determining the size of awards.

Under our Omnibus Incentive Plan, we have the ability to grant different forms of equity compensation, including stock options, stock appreciation rights, restricted stock and restricted stock units, performance awards and other stock-based awards. We have chosen to use stock options exclusively for purposes of providing long-term incentives because we believe they best align with our objectives of providing incentives that are commensurate with total stockholder return and employee retention. Stock options provide actual economic value to the executive officer if he or she remains employed by us during the vesting period, and then only if the market price of our shares appreciates over the option term. The fair value amounts shown for stock options in the Summary Compensation Table are calculated in accordance with ASC 718 and ASU 2016-09, Compensation-Stock Compensation, and represent the aggregate grant date fair value of option awards granted during the year for awards that are not based on performance conditions. Upon determination of probable outcome of the performance conditions, we record compensation expense for performance-based stock option awards based on the estimated fair value of the options on the grant date using the Black-Scholes option-pricing model. Consequently, stock options motivate executive officers by providing substantial upside compensation even though the entire amount of potential compensation is at risk. In the future, we may choose to grant different forms of equity compensation particularly if the use of such different forms of compensation become more prevalent at companies with which we compete or from which we intend to recruit personnel. Other factors that may lead us to provide different forms of equity compensation include, but are not limited to, the executives’ perceived value of one form of equity compensation over another, the potential effect of stockholder dilution, and the financial statement cost of one form of equity compensation over the other.

Under our ESPP, we also provide eligible employees who work more than 25 hours per week with the ability to purchase shares of Common Stock, through payroll deduction, at a pre-determined discount to the closing price at the end of a six-month purchase period. For fiscal years 2022, 2021 and 2020, the Board set the maximum permitted payroll deduction for the purposes of the ESPP at 20% of salary, and set the pre-determined discount at 5% of the closing price at the end of the purchase period.

Stock options provided to executive officers are typically granted pursuant to action by unanimous written consent of the Compensation Committee executed by the compensation committee members in person on the same day as each regularly scheduled quarterly meeting of the Board in conjunction with ongoing review of each executive officer’s individual performance, unless the executive officer is a new hire or other individual performance considerations are brought to the attention of our Compensation Committee during the course of the year. Such meetings are usually scheduled well in advance of the meeting, without regard to earnings or other major announcements by us. We intend to continue this practice of approving stock-based awards concurrently with regularly scheduled meetings, unless earlier approval is required for new hires, new performance considerations or retention purposes, regardless of whether or not the Board or Compensation Committee knows material non-public information on such date. We have not timed, nor do we intend to time, our release of material non-public information for the purpose of affecting the value of executive compensation. The grant date of our stock options is the date the Board or compensation committee meets to approve such stock option grants, which also is the date our Compensation Committee executes its action by unanimous written consent regarding such approval. In accordance with our Omnibus Incentive Plan, the exercise price of all options is set at the closing price of our common stock as reported by the Nasdaq Global Select Market on the day of grant.

Material terms of options granted to our named executive officers in fiscal years 2022, 2021 and 2020 typically included: (a) exercise price equal to the closing market value as quoted by Nasdaq on the date of grant; (b) vesting of 25% one year from the grant date and then continued vesting in a series of 36 equal monthly installments over the remaining balance of the four-year period, contingent on the executive officer’s continued service; (c) a term no longer than five years from the date of grant; and (d) to the extent not already exercisable, the options become exercisable in full on an accelerated basis upon (i) a sale of assets, (ii) a merger in which we do not survive or (iii) a reverse merger in which we survive but ownership of 50% or more of the voting power of our stock is transferred, unless the option is assumed or replaced with a comparable option by the successor corporation. Although stock options granted to our executive officers typically contain time-vesting provisions, on one occasion in each of the fiscal years 2022, 2021 and 2020, our compensation committee awarded stock options with performance vesting provisions to Messrs. Combs, Shishin, O’Brien and Mss. Blaha and Yoss, all of which will vest based on the achievement of certain performance criteria, approved by our Board and compensation committee, relating to earnings growth.

We do not publicly disclose the specific performance target levels and related criteria because they constitute highly confidential commercial or financial information. We believe that such target levels and related criteria are not material and that disclosing them would provide competitors with insights into our operational strategy and would therefore cause us substantial competitive harm. We believe the performance targets approved by our Board and Compensation Committee are fairly difficult to achieve. We decided to grant the performance-based stock options as part of our decision to pursue a compensation strategy of aligning equity compensation with our earnings and revenue performance. On June 6, 2018, our Compensation Committee, in exercising its discretionary authority pursuant to the terms of all of our outstanding performance stock options, including those held by our officers, amended such stock options granted since 2015 to adjust upward all of the target earnings per share amounts. Our Compensation Committee made such adjustments because it deemed them equitable to recognize the anticipated impact of the changes in tax laws under the Tax Cuts and Jobs Act that was signed into law on December 22, 2017. Subsequently, on August 21, 2020, our Compensation Committee, in exercising its discretionary authority pursuant to the terms of all of our outstanding performance stock options granted in 2018 and 2019, including those granted to our officers, amended such stock options to adjust downward the target earnings per share amounts for calendar year 2020. Our Compensation Committee made such adjustments because it deemed them equitable to recognize the extraordinary circumstances surrounding the COVID-19. The amendments to the vesting targets did not result in any change to the exercise price or any other terms of such performance stock options.

In fiscal year 2022, we granted stock options awards for 130,200 shares to all full-time employees, including 19,900 shares to executive officers, or less than 0.74% of our outstanding common stock. In fiscal year 2021, we granted stock options awards for 234,175 shares to all full-time employees, including 61,550 shares to executive officers, or less than 1.3% of our outstanding common stock. In fiscal year 2020, we granted stock options awards for 271,575 shares to all full-time employees, including 68,300 shares to executive officers, or less than 1.5% of our outstanding common stock. Options granted to our executive officers were all approved by unanimous written consent of our Compensation Committee members in person on the same day as the regularly scheduled Board meeting on such date. The stock option grants received by executive officers in each of the fiscal years 2022, 2021 and 2020 were granted for incentive purposes.

If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, and if the misconduct resulted in a significant restatement of our financial results, we expect that we would, among other disciplinary action, seek reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. This remedy would be in addition to, and not in lieu of, other disciplinary actions and any actions imposed by law enforcement agencies, regulators or other authorities.

The following table provides information on equity awards granted in fiscal year 2022 to each of our named executive officers.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($) (2)	Grant Date Fair Value of Option Awards ($) (2) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
V. Gordon Clemons	8/21/2021	—	—	—	0	—	—	—	1,000	$151.94	$151,940
Chairman

Michael G. Combs	12/8/2021	—	—	—	0	—	4,000	—	—	$197.16	$788,640
CEO and President	5/6/2021	—	—	—	—	—	—	—	2,000	119.48	238,960

Diane J. Blaha	12/8/2021	—	—	—	0	—	2,500	—	—	$197.16	$492,900
Chief Marketing Officer	5/6/2021	—	—	—	—	—	—	—	500	119.48	59,740

Maxim Shishin	12/8/2021	—	—	—	0	—	3,000	—	—	$197.16	$709,935
Chief Information Officer	8/5/2021	—	—	—	—	—	—	—	750	157.94	118,455
	5/6/2021	—	—	—	—	—	—	—	800	119.48	95,584

Brandon T. O’Brien	12/8/2021	—	—	—	0	—	2,500	—	—	$197.16	$491,900
Chief Financial Officer	5/6/2021	—	—	—	—	—	—	—	750	119.48	89,610

Jennifer L. Yoss	12/8/2021	—	—	—	0	—	1,750	—	—	$197.16	$345,030
Vice President, Accounting	7/31/2020	—	—	—	—	—	—	—	350	119.48	41,818

(1)	The targets for awards granted on December 8, 2021 will not be determinable until the completion of each of calendar years 2022, 2023 and 2024.
(2)

See Note 3, Stock Options and Stock-Based Compensation, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed May 27, 2022 for the relevant assumptions used to determine the valuation of our option awards.

(3)

The exercise price of the option award is equal to the closing price of our common stock as reported by the Nasdaq Global Select Market on the date of grant. The option awarded to V. Gordon Clemons was for services in his executive officer role as Chairman of the Board.

The following table sets forth information about the outstanding equity awards held by each of our named executive officers as of March 31, 2022.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
V. Gordon Clemons	0	1,000	1,000		$151.94	8/12/2026	—	—	—	—
Chairman	2,875	3,125	6,000		52.69	4/30/2025	—	—	—	—

Michael G. Combs	0	4,000	4,000	(3)	$197.16	12/8/2026	—	—	—	—
CEO and President	0	2,000	2,000		119.48	5/6/2026	—	—	—	—
	677	1,823	2,500		103.31	2/4/2025	—	—	—	—
	4,500	10,500	15,000	(3)	87.69	11/5/2025	—	—	—	—
	2,875	3,125	6,000		52.69	4/30/2025	—	—	—	—
	8,799	6,201	15,000	(3)	77.93	11/5/2024	—	—	—	—
	4,375	1,625	6,000		70.24	4/25/2024	—	—	—	—
	208	1,250	1,458		57.35	8/2/2023	—	—	—	—
	417	1,250	1,667		49.40	5/3/2023	—	—	—	—

Diane J. Blaha	0	2,500	2,500	(3)	$197.16	12/8/2026	—	—	—	—
Chief Marketing Officer	0	500	500		119.48	5/6/2026	—	—	—	—
	1,500	3,500	5,000	(3)	87.69	11/5/2025	—	—	—	—
	208	292	500		79.49	7/31/2025	—	—	—	—
	240	260	500		52.69	4/30/2025	—	—	—	—
	2,750	2,000	4,750	(3)	77.93	11/5/2024	—	—	—	—
	323	177	500		87.49	8/8/2024	—	—	—	—
	1,094	0	1,500		70.24	4/25/2024	—	—	—	—
	2,400	0	2,400	(3)	59.32	11/1/2023	—	—	—	—
	271	104	375		57.35	8/2/2023	—	—	—	—
	677	104	781		49.40	5/3/2023	—	—	—	—
	375	0	375		48.35	8/3/2022	—	—	—	—
	125	0	125		45.90	5/4/2022	—	—	—	—

Maxim Shishin	0	3,000	3,000	(3)	$197.16	12/8/2026	—	—	—	—
Chief Information Officer	0	750	750		157.94	8/5/2026	—	—	—	—
	0	800	800		119.48	5/6/2026	—	—	—	—
	3,000	7,000	10,000	(3)	87.69	11/5/2025	—	—	—	—
	333	467	800		79.49	7/31/2025	—	—	—	—
	360	390	750		52.69	4/30/2025	—	—	—	—
	4,675	3,400	8,075	(3)	77.93	11/5/2024	—	—	—	—
	646	354	1,000		87.49	8/8/2024	—	—	—	—
	1,094	406	1,500		70.24	4/25/2024	—	—	—	—
	7,271	0	7,271	(3)	59.32	11/1/2023	—	—	—	—
	448	52	500		57.35	8/2/2023	—	—	—	—
	958	42	1,000		49.40	5/3/2023	—	—	—	—
	6,827	0	6,827	(3)	57.75	11/2/2022	—	—	—	—
	500	0	500		48.35	8/3/2022	—	—	—	—

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Brandon T. O’Brien	0	2,500	2,500	(3)	$197.16	12/8/2026	—	—	—	—
Chief Financial Officer	0	750	750		119.48	5/6/2026	—	—	—	—
	2,400	5,600	8,000	(3)	87.69	11/5/2025	—	—	—	—
	208	292	500		79.49	7/31/2025	—	—	—	—
	192	208	400		52.69	4/30/2025	—	—	—	—
	4,125	3,000	7,125	(3)	77.93	11/5/2024	—	—	—	—
	33	142	175		87.49	8/8/2024	—	—	—	—
	104	271	375		70.24	4/25/2024	—	—	—	—
	3,200	0	3,200	(3)	59.32	11/1/2023	—	—	—	—
	83	104	187		57.35	8/2/2023	—	—	—	—
	33	17	50		49.40	5/3/2023	—	—	—	—

Jennifer L. Yoss	0	1,750	1,750	(3)	$197.16	12/8/2026	—	—	—	—
Vice President, Accounting	0	350	350		119.48	5/6/2026	—	—	—	—
	1,500	3,500	5,000	(3)	87.69	11/5/2025	—	—	—	—
	125	175	300		79.49	7/31/2025	—	—	—	—
	144	156	300		52.69	4/30/2025	—	—	—	—
	1,200	1,600	2,800	(3)	77.93	11/5/2024	—	—	—	—
	292	108	400		70.24	4/25/2024	—	—	—	—
	1,600	0	1,600	(3)	59.32	11/1/2023	—	—	—	—
	163	62	225		57.35	8/2/2023	—	—	—	—
	82	12	94		49.40	5/3/2023	—	—	—	—
	62	0	62		48.35	8/3/2022	—	—	—	—

(1)	Options become exercisable for 25% of the option shares one year from the grant date and thereafter the remaining shares become exercisable in 36 equal monthly installments.
(2)	The expiration date of each option award is five years after the date of grant.
(3)	Options become exercisable based on achievement of certain performance criteria related to earnings growth.

The following table provides the number of shares of common stock acquired during fiscal year 2022 by our named executive officers upon the exercise of stock options or the vesting of stock awards. No shares of common stock were acquired during fiscal year 2022 by Messrs. Clemons, Combs, Shishin or Mss. Blaha and Yoss.

Option Exercises and Stock Vested

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Michael G. Combs President and CEO	1,294	$205,409	—	—
	1,064	$168,899	—	—
	2,886	$458,123	—	—
	7,527	$1,194,835	—	—
	5,437	$881,827	—	—
	1,446	$175,645	—	—

Brandon T. O’Brien Chief Financial Officer	436	$77,342	—	—
	402	$61,707	—	—
	167	$22,125	—	—
	24	$3,179	—	—
	11	$1,457	—	—
	9	$1,192	—	—
	19	$2,517	—	—

Perquisites

Our executives are entitled to the same perquisites as all employees and generally do not receive additional perquisites because they hold executive positions. All employees that participate in our 401(k) plan receive a discretionary matching contribution from us in an amount equal to a percentage of the employee’s first 6% of contribution as approved by our Board in its sole discretion on an annual basis. All full-time employees are eligible to participate in our ESPP, which in fiscal years 2022, 2021 and 2020 provided a 5% discount from market price on the last day of the purchase period. Our health and life insurance plans are the same for all employees. We typically offer reimbursement to newly hired executive officers for relocation costs.

Post-Employment Compensation

We do not provide pension arrangements, non-qualified deferred compensation, or post-retirement health coverage for our executives or employees. All full-time employees are eligible to participate in our 401(k) plan. In any plan year, the Board in its sole discretion decides whether or not to contribute to each participant’s account a matching contribution equal to a percentage of the first 6% of the participant’s compensation that has been contributed to the plan. All of our executive officers participated in the plan during fiscal years 2022, 2021 and 2020.

Employment Contracts, Termination of Employment and Change-in-Control Agreements

Employment Contracts

We do not have employment contracts with any of our named executive officers other than Mr. Clemons. On January 26, 1988, we, along with Corstar Holdings, Inc. (formerly North Star), entered into an employment agreement with Mr. Clemons. The agreement became effective on February 15, 1988 and has an indefinite term. The agreement initially provided Mr. Clemons with an annual salary of $250,000, payable in semi-monthly installments, to be reviewed by the Compensation Committee annually. Mr. Clemons may terminate the agreement at any time on four months’ notice and we may terminate the agreement at any time with or without cause. If Mr. Clemons is terminated without cause, we are required to pay Mr. Clemons his salary for one year after such termination, less any other employment compensation received by Mr. Clemons during such one-year period. The Compensation Committee approved an increase in Mr. Clemons’ annual salary to $400,000, effective May 2, 2013.

In the event of a corporate change in control transaction, each outstanding stock option granted under the discretionary option grant program of our Omnibus Incentive Plan will automatically become exercisable as to all of the option shares immediately prior to the effective date of the corporate change in control transaction. However, no acceleration will occur if and to the extent: (a) such option is either to be assumed by the successor corporation or parent thereof or replaced by a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof, (b) such option is to be replaced with a cash incentive program of the successor corporation designed to preserve the option spread existing at the time of the corporate change in control transaction and incorporating the same vesting schedule applicable to the option or (c) acceleration of such option is subject to other applicable limitations imposed by the compensation committee at the time of grant.

The Compensation Committee, as the administrator of our Omnibus Incentive Plan, has the authority to provide for accelerated vesting of the shares of common stock subject to any outstanding stock options held by any of our named executive officers in connection with certain changes in control or the subsequent termination of the officer’s employment following a change in control.

Summary Termination Table. The following table summarizes each executive officer’s present estimated entitlement to severance and the potential value of stock option acceleration upon a termination other than for cause, a termination within 60 days after a reduction in salary and a termination following a change in control, as if such termination occurred on March 31, 2022. The potential value of accelerated stock option vesting is based on the closing price of our stock on March 31, 2022 and is in addition to the value of vested stock options shown in the “Option Exercises and Stock Vested” table above. These termination provisions were individually negotiated with Mr. Clemons for recruitment and retention purposes.

	Termination Other than for Cause-No Change of Control		Termination within 60 days after Reduction in Salary		Termination after a Change in Control
Name	Cash	Value of Accelerated Option Vesting	Cash	Value of Accelerated Option Vesting	Cash	Value of Accelerated Option Vesting (1)	Number of Shares Subject to Accelerated Vesting
V. Gordon Clemons	$400,000	$—	$—	$—	$—	$505,320	3,000
Michael G. Combs	—	—	—	—	—	$4,056,035	24,080
Diane J. Blaha	—	—	—	—	—	$1,741,332	10,338
Maxim Shishin	—	—	—	—	—	$4,465,512	26,511
Brandon T. O’Brien	—	—	—	—	—	$1,802,813	10,703
Jennifer L. Yoss	—	—	—	—	—	$896,269	5,321

(1)

Represents the value of “in the money” accelerated options that vest upon termination other than for cause as of March 31, 2022, which was the last trading day of the Company’s fiscal year ended March 31, 2022, as if exercised at $168.44, which was the closing price of our stock on that date.

We believe that the payment of compensation and the acceleration of unvested options in these circumstances is a common practice in comparable companies, and is justifiable from both a recruitment and retention perspective. We also believe that the amount of severance is within the range typically seen in comparable companies, and that we would experience difficulties attracting and retaining executives in the absence of severance arrangements that are at least as attractive as those that we offer.

Chief Executive Officer Pay Ratio

For the fiscal year ended March 31, 2022:

•	the median of the annual total compensation of all employees of our company (other than our CEO) was $64,089; and

•	the annual total compensation of our CEO was $1,420,744.

Based on this information, for fiscal 2022, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 22:1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

As permitted by SEC rules, to identify our median employee, we selected total direct compensation as our consistently applied compensation measure, which we calculated as actual salary paid to our employees for fiscal 2022 (including overtime for hourly employees), actual bonus or sales commission earned by our employees in fiscal 2022, and the value of equity awards granted to our employees in fiscal 2022. Further, we used March 31, 2022 to determine our employee population and used the consistently applied compensation measure as described above to determine our median employee. In determining this population, we included all worldwide full-time and part-time employees other than our CEO. We did not include any contractors or workers employed through a third-party provider in our employee population.

Based on this approach, we selected the individual who represented the median employee. We then calculated the annual total compensation for this individual using the same methodology we used for our named executive officers in our Summary Compensation Table.

Compensation of Directors

Principal Elements of Director Compensation

Director Compensation

Each non-employee director received an amount equal to $3,000 in fiscal year 2022 for each Board meeting attended in person, as well as reimbursement for all associated travel expenses, and $1,000 for each telephonic Board meeting and each in-person or telephonic committee meeting attended provided it was not in conjunction with a duly convened Board meeting. Other than the Chairman of the Audit Committee, who in fiscal year 2022 received $1,000 for each committee meeting attended and an annual retainer of $4,000 for other services performed in his capacity as Chairman of the Audit Committee, the non-employee directors did not receive fees for any other director services during fiscal year 2022. These amounts were determined and approved during a telephonic meeting held on April 24, 2006, by the Nomination and Governance Committee based on their prior experience and ratified by the Compensation Committee. In the future, any adjustments to non-employee director compensation will be approved by the Compensation Committee. Our Chairman of the Board, V. Gordon Clemons, received $74,000 in fiscal year 2022 for director services, including attending Board meetings.

Pursuant to the change to our Omnibus Incentive Plan approved by stockholders at our 2011 annual stockholders meeting, the Board eliminated the automatic option grant program under the Omnibus Incentive Plan and replaced it with the discretionary option grant program for non-employee directors. Consequently, during fiscal year 2022 each non-employee director, Messrs. Hamerslag, Hoops, Jessup, Michael and Ms. Macino, received stock option grants for 2,500 shares on August 12, 2021 at an exercise price equal to the fair market value on such date. Each such grant has a maximum term of ten years measured from the grant date, and becomes exercisable in a series of four equal and successive installments over the optionee’s period of service on the Board, with the first such installment to become exercisable 12 months after the grant date. On the date of the Annual Meeting, the Compensation Committee expects to grant each non-employee director a discretionary stock option to purchase 2,500 shares of common stock at an exercise price equal to the fair market value on such date. Each such grant will have a maximum term of ten years measured from the grant date, and will become exercisable in a series of four equal and successive installments over the optionee’s period of service on the Board, with the first such installment to become exercisable twelve months after the grant date.

The following table provides information regarding the total compensation that was granted or paid during fiscal year 2022 to each of our directors:

Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($) (2) (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
V. Gordon Clemons	$84,666	(1)	$—	$45,859	$—	$—	$275	(4)	$130,800
Steven J. Hamerslag	19,000		—	142,456	—	—	—		161,456
Alan R. Hoops	19,000		—	142,456	—	—	—		161,456
R. Judd Jessup	26,000		—	142,456	—	—	—		168,456
Jean H. Macino	15,000		—	142,456	—	—	—		157,456
Jeffrey J. Michael	16,000		—	142,456	—	—	—		158,456

(1)

Consists of $74,000 of Board fees paid to V. Gordon Clemons as compensation for serving as a director on the Board and $10,666 paid to Mr. Clemons as salary for services in his executive officer role as Chairman of the Board.

(2)

The fair value of option awards shown are calculated in accordance with ASC 718 and ASU 2016-09, Compensation-Stock Compensation, and represent the aggregate grant date fair value of option awards granted during the year. See Note 3, Stock Options and Stock-Based Compensation, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed May 27, 2022, for the relevant assumptions used to determine the valuation of our option awards.

(3)

Aggregate option awards outstanding as of March 31, 2022, the last day of our most recent fiscal year, that have been granted to each of our non-employee directors are as follows: Mr. Hamerslag – 32,500 shares, Mr. Hoops – 32,500 shares, Mr. Jessup – 32,500 shares, Ms. Macino – 32,500 shares, and Mr. Michael – 32,500 shares. The option for 1,000 shares awarded to V. Gordon Clemons was for services in his executive officer role as Chairman of the Board.

(4)

Consists of $169 in matching contributions by us under our 401(k) savings plan and $106 in annual premiums paid by us for the purchase of group term life insurance, paid to V. Gordon Clemons for services in his executive officer role as Chairman of the Board.

Impact of Accounting and Tax Treatment of Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for compensation paid in excess of $1.0 million to “covered employees” as defined under Section 162(m). Prior to its amendment by the Tax Cuts and Jobs Act (the “TCJA”), which was enacted December 22, 2017, there was an exception to this $1.0 million deduction limitation for performance-based compensation if certain requirements set forth in Section 162(m) and the applicable regulations were met. The TCJA generally amended Section 162(m) to eliminate this exception for performance-based compensation, effective for taxable years following December 31, 2017. The $1.0 million compensation limit was also expanded to apply to a public company’s chief financial officer and apply to certain individuals who were covered employees in years other than the then-current taxable year. Our Compensation Committee maintains a practice of considering the anticipated tax treatment to the Company in its review and establishment of compensation programs and awards. The Compensation Committee intends to continue to consider the deductibility of compensation as a factor in assessing whether a particular arrangement is appropriate, taking into account the goals of maintaining a competitive executive compensation system generally, motivating executives to achieve corporate performance objectives and increasing stockholder value.

Compensation Committee Interlocks and Insider Participation

Messrs. Hoops and Michael, and Ms. Macino served as members of the Compensation Committee during fiscal year 2022. Mr. Michael is the President and Chief Executive Officer of Corstar Holdings, Inc., a beneficial owner of more than 10% of the outstanding shares of our common stock. No member of the Compensation Committee was, during fiscal year 2022, an employee or officer of ours or was formerly an officer of ours.

During fiscal year 2022, no current executive officer of ours served as a member of the board of directors or compensation committee of any other entity that has or had one or more executive officers serving as a member of our Board or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Company’s compensation discussion and analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the committee recommended to the Board that the compensation discussion and analysis be included in this Proxy Statement and incorporated by reference into the 2022 Annual Report.

The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed soliciting material or filed with the SEC or subject to Regulation 14A or 14C promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act. Notwithstanding CorVel’s incorporation of the foregoing report by reference into its Annual Report on Form 10-K, the foregoing report shall be deemed furnished in the 2022 Annual Report on and shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act as a result of such furnishing.

Respectfully submitted,

Alan R. Hoops, Chair

Jean H. Macino

Jeffrey J. Michael

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of March 31, 2022, certain information concerning the shares of our Common Stock beneficially owned by (i) each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our outstanding Common Stock, (ii) each director or director nominee, (iii) each of our named executive officers (named in the section entitled “Summary Compensation Table” above), and (iv) all directors and executive officers as a group, together with the approximate percentages of outstanding Common Stock beneficially owned by each of them. Unless otherwise indicated, the principal address of each of the stockholders below is c/o CorVel Corporation, 5128 Apache Plume Road, Suite 400, Fort Worth, Texas 76109.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned (1)
Jeffrey J. Michael 10901 Red Circle Drive, Suite 370 Minnetonka, MN 55343	6,709,973	(2)	38.14%

Corstar Holdings, Inc. 10901 Red Circle Drive, Suite 370 Minnetonka, MN 55343	6,494,036	(2)	36.96%

Kayne Anderson Rudnick Investment Management, LLC 1800 Avenue of the Stars, 2nd Floor Los Angeles, CA 90067	1,997,505	(3)	11.37%

Blackrock, Inc. 55 East 52nd Street New York, NY 10055	1,497,827	(4)	8.53%

V. Gordon Clemons 5128 Apache Plume Road, Suite 400, Fort Worth, Texas 76109	1,389,837	(5)	7.93%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,098,847	(6)	6.25%

Renaissance Technologies Holdings Corporation 800 Third Avenue New York, NY 10022	902,210	(7)	5.14%

Steven J. Hamerslag	145,968	(8)	*

Alan R. Hoops	77,171	(9)	*

R. Judd Jessup	66,266	(10)	*

Jean H. Macino	39,158	(11)	*

Michael G. Combs	39,105	(12)	*

Maxim Shishin	27,111	(13)	*

Diane J. Blaha	15,695	(14)	*

Brandon T. O’Brien	13,367	(15)	*

Jennifer L. Yoss	5,610	(16)	*

All current executive officers and directors as a group (11 individuals)	8,532,260	(17)	48.56%

*	Less than 1%
(1)	Applicable percentage ownership is based on 17,569,087 shares of Common Stock outstanding as of March 31, 2022. Beneficial ownership is determined in accordance with the rules of the Securities and

Exchange Commission, and generally includes voting power and/or investment power with respect to the securities held. Any securities not outstanding but which are subject to options exercisable within 60 days of March 31, 2022 are deemed outstanding and beneficially owned for the purpose of computing the percentage of outstanding Common Stock beneficially owned by any person holding such options but are not deemed outstanding for the purpose of computing the percentage of Common Stock beneficially owned by any other person.
(2)

Includes 6,494,036 shares owned by Corstar (for which it shares the power to vote and dispose of these shares with Mr. Michael according to the Schedule 13G/A of Corstar filed February 10, 2022), 190,437 shares owned directly by Mr. Michael, a director of ours and of Corstar, and 25,500 shares subject to options held by Mr. Michael that are exercisable within 60 days of March 31, 2022. Mr. Michael is the President, Chief Executive Officer and a director of Corstar. In addition, Mr. Michael is the trustee of the Michael Family Grantor Trust (formerly Michael Acquisition Corporation Trust), which is the sole shareholder of Corstar. Based on the foregoing, Mr. Michael may be deemed to have beneficial ownership of the shares of our Common Stock held by Corstar. Mr. Michael disclaims such beneficial ownership except to the extent of any indirect pecuniary interest therein.

(3)

According to the Schedule 13G of Kayne Anderson Rudnick Investment Management, LLC, filed February 11, 2022, in its capacity as investment advisor, has sole power to vote 1,425,843 shares, shared voting power 431,387 shares, sole power to dispose of 1,566,118 shares and shared power to dispose of 431,387 shares.

(4)

According to the Schedule 13G/A of Blackrock, Inc., filed January 2, 2022, in its capacity as an investment advisor, has sole power to vote 1,481,515 shares and sole power to dispose of 1,497,827 shares.

(5)

According to the Schedule 13G/A of Mr. Gordon Clemons, filed February 14, 2022, Mr. Clemons has sole power to vote and dispose of the shares. Consists of 1,389,837 shares owned directly by Mr. Clemons and 3,000 shares subject to options that are exercisable within 60 days of March 31, 2022.

(6)

According to the Schedule 13G/A of The Vanguard Group, filed February 9, 2022, in its capacity as investment advisor, has shared power to vote 17,024 shares, sole power to dispose of 1,073,223 shares and shared power to dispose of 25,624 shares.

(7)	According to the Schedule 13G/A of Renaissance Technologies Holdings Corporation, filed February 11, 2022, in its capacity as investment advisor, has sole power to vote and dispose of the shares.
(8)	Consists of 120,468 shares owned indirectly through his family trust, and 25,500 shares subject to options held by Mr. Hamerslag that are exercisable within 60 days of March 31, 2022.
(9)	Includes 51,671 shares owned indirectly by Mr. Hoops through his irrevocable family trust and 25,500 shares subject to options held by Mr. Hoops that are exercisable within 60 days of March 31, 2022.
(10)	Includes 40,766 shares owned directly by Mr. Jessup and 25,500 shares subject to options that are exercisable within 60 days of March 31, 2022.
(11)	Includes 13,658 shares owned directly by Ms. Macino and 25,500 shares subject to options that are exercisable within 60 days of March 31, 2022.
(12)	Includes 15,025 shares owned directly by Mr. Combs and 24,080 shares subject to options that are exercisable within 60 days of March 31, 2022.
(13)	Consists of 600 shares owned directly by Mr. Shishin and 26,511 shares subject to options held by Mr. Shishin that are exercisable within 60 days of March 31, 2022.
(14)	Includes 5,469 shares owned directly by Ms. Blaha and 10,338 shares subject to options that are exercisable within 60 days of March 31, 2022.
(15)	Includes 2,664 shares owned directly by Mr. O’Brien and 10,703 shares subject to options that are exercisable within 60 days of March 31, 2022.
(16)	Includes 261 shares owned directly by Ms. Yoss and 5,321 shares subject to options that are exercisable within 60 days of March 31, 2022.
(17)	Includes the information set forth in notes 2, 5, 8, 9, 10, 11, 12, 13, 14, 15 and 16 above.

Equity Compensation Plan Information

The following table provides information as of March 31, 2022, with respect to the shares of our Common Stock that may be issued under our existing equity compensation plans. We have not assumed any equity compensation plans in connection with any mergers or acquisitions.

	A		B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders (1)	1,850,000	(2)	$84.55	354,065	(3)
Equity Compensation Plans Not Approved by Stockholders	—		—	—
Total	1,850,000		$84.55	354,065

(1)	Consists solely of the Omnibus Incentive Plan and the ESPP.
(2)

Excludes purchase rights accruing under our ESPP, which has a stockholder-approved reserve of 354,065 shares. Under the plan, each eligible employee may purchase up to 3,000 shares of our Common Stock at semi-annual intervals on the last business day of March and September each year at a purchase price per share equal to 95% of the fair market value of a share of our Common Stock on the last day of the relevant purchase period. For the purchase period ended March 31, 2022, the administrator set the maximum permitted payroll deduction at 5% of salary and established a purchase price equal to 95% of the fair market value on March 31, 2022.

(3)

Includes shares available for future issuance under the ESPP. As of March 31, 2022, an aggregate of 354,065 shares of our Common Stock were available for issuance under the Restated 1991 Employee Stock Purchase Plan. During the last purchase period ended March 31, 2022, 3,365 shares were purchased and we expect approximately a similar number of shares will be subject to purchase in the current purchase period.

Share issuances under the Omnibus Incentive Plan will not reduce or otherwise affect the number of shares of our Common Stock available for issuance under the ESPP, and share issuances under the plan will not reduce or otherwise affect the number of shares of our Common Stock available for issuance under the Omnibus Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

Under Item 404 of Regulation S-K, a related-person transaction is any actual or proposed transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, since the beginning of our last fiscal year, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Pursuant to its written charter, our Audit Committee is responsible for reviewing and approving all related person transactions and potential conflict of interest situations involving any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons.

Our Audit Committee also has adopted written policies and procedures for related person transactions that require the Audit Committee to review any proposed transaction with related persons to determine if it rises to the level of a related person transaction covered by Item 404 of Regulation S-K and, if it does, then such related person transaction must be approved or ratified by the disinterested members of the Audit Committee. Our management must disclose to the Audit Committee all material information regarding actual and proposed related person transactions known to them that involve our directors, nominees for director, executive officers, persons known to be 5% or greater beneficial owners of our stock, and any member of the immediate family of any of the foregoing persons. A related person will not be deemed to have a material interest in a transaction if the interest arises only: (a) from the person’s position as a director of another corporation or organization that is a party to the transaction; or (b) from the direct or indirect ownership by such person and all other related persons, in the aggregate, of less than a 10% equity interest in another person or entity (other than a partnership) which is a party to the transaction; or (c) from a combination of both (a) and (b); or (d) from the person’s position as a limited partner in a partnership in which the person and all other related persons, have an interest of less than 10%, and the person is not a general partner of and does not hold another position in the partnership.

Other than as described above and as described in the section entitled “Executive Compensation—Compensation Discussion and Analysis,” since April 1, 2021, there was not, and there is not currently proposed, any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest. Each related-person transaction is reviewed and approved or ratified by our Audit Committee.

Our Audit Committee has determined that the following categories of transactions shall be deemed preapproved by the Audit Committee, notwithstanding the fact that they are related person transactions:

•	compensation to executive officers determined by our Compensation Committee;

•	compensation to directors determined by our Compensation Committee or the Board; and

•	transactions in which all security holders receive proportional benefits.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

In connection with the Annual Meeting, a number of brokers with account holders who are Company stockholders will be “householding” the proxy materials. A single set of the proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of the proxy materials, please notify your broker or the Company. Direct your written request to CorVel Corporation, 5128 Apache Plume Road, Suite 400, Fort Worth Texas 76109, Attention: Corporate Secretary. The Company undertakes to promptly deliver a separate set of the proxy materials promptly upon receiving your written request. Stockholders who currently receive multiple copies of the proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

SEC rules permit us to print an individual’s multiple accounts on a single set of Annual Meeting materials. To take advantage of this opportunity, we have summarized on one set of Annual Meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted stockholder prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Annual Meeting materials, as requested, to any stockholder to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Annual Meeting materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A number of brokerage firms have instituted householding. They will have their own procedures for stockholders who wish to receive individual copies of the proxy materials.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission an Annual Report on Form 10-K on May 27, 2022. A copy of the Annual Report on Form 10-K for the fiscal year ended March 31, 2022 has been made available concurrently with this Proxy Statement to stockholders entitled to notice of and to vote at the Annual Meeting, and is posted at https://materials.proxyvote.com/221006. No separate annual report to the stockholders was prepared. The Annual Report made available to stockholders is not incorporated into this Proxy Statement and is not considered “soliciting material.” Our Annual Report on Form 10-K, as well as certain other reports, proxy statements and other information regarding us, are available on the Securities and Exchange Commission’s Web site at https://www.sec.gov. In addition, we will provide without charge a copy of our Annual Report on Form 10-K to any stockholder upon written request addressed to our corporate Secretary, CorVel Corporation, 5128 Apache Plume Road, Suite 400, Fort Worth, Texas 76109, and will furnish upon request any exhibits to the Form 10-K upon the payment by the requesting stockholder of our reasonable expenses in furnishing such exhibits.

By Order of the Board of Directors,

Richard J. Schweppe

Secretary

June 24, 2022

Fort Worth, Texas

CORVEL CORPORATION ATTN: SHARON O’CONNOR 5128 APACHE PLUME ROAD, SUITE 400 FORT WORTH, TEXAS 76109 SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the Annual Meeting. Have your proxy card in hand when you access the Website and follow the instructions to obtain your records and create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our Company to mail proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future.
VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the Annual Meeting. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D87867-P76538 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CORVEL CORPORATION For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR each of the number(s) of the nominee(s) on the line below. director nominees named in Proposal One:
1. To elect six directors, each to serve until the 2023 Annual Meeting ! ! ! of Stockholders or until his or her successor has been duly elected and qualified; Nominees:
01) V. Gordon Clemons 02) Steven J. Hamerslag 03) Alan R. Hoops 04) R. Judd Jessup 05) Jean H. Macino 06) Jeffrey J. Michael
The Board of Directors recommends you vote FOR Proposal Two: For Against Abstain 2. To ratify the appointment of Haskell & White LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2023; ! ! !
The Board of Directors recommends you vote AGAINST Proposal Three: 3. A stockholder proposal requesting that the Board of Directors prepare a report by January 2023 on steps the Company is taking to enhance board diversity and detailing board ! ! ! strategies to reflect the diversity of the Company’s workforce, community and customers; and 4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
THIS PROXY, WHEN PROPERLY SIGNED, DATED AND RETURNED, WILL BE VOTED AS DIRECTED.
UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL ONE, AND “FOR” THE APPROVAL OF PROPOSAL TWO, AGAINST PROPOSAL THREE; AND AT THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY BE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature [If Joint Owners] Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report on Form 10-K are availaCORVEL CORPORATION Annual Meeting of Stockholders Thursday, August 4, 2022 9:00 A.M. Central Time This proxy is solicited by the Board of Directors The undersigned revokes all previous proxies, acknowledges receipt of the notice of the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of CorVel Corporation (the “Company”) to be held Thursday, August 4, 2022 at 9:00 A.M. Central Time, and the proxy statement relating to the Annual Meeting, and appoints Richard Schweppe and Sharon O’Connor, and each of them individually, to serve as proxies of the undersigned, with full power of substitution, to vote all shares of common stock of the Company that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting, to be held at the Company’s principal executive offices, 5128 Apache Plume Road, Suite 400, Fort Worth, Texas 76109, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side.ble aD87868-P76538t www.proxyvote.com. Continued and to be signed on the reverse side.